-As filed with the Securities and Exchange Commission on July 16, 2018
Registration No. 333-222928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 Korth Direct Mortgage, LLC

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State of Incorporation)

6500

(Primary Standard Industrial Classification Code No.)

27-0644172

(I.R.S. Employer Identification Number)

Korth Direct Mortgage, LLC
2937 SW 27th Avenue, Suite 307
Miami, FL 33133
(305) 668-8485

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Korth, Chief Executive Officer
Korth Direct Mortgage, LLC
2937 SW 27th Avenue, Suite 307
Miami, FL 33133
(305) 668-8485

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this Registration Statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☑
		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee (2)
Mortgage Secured Notes (“Notes”) Series KDM2018-N001	$1,850,000	100%	$1,850,000	$230.33

(1)	Estimated solely for the purpose of computing the registration fee.
(2)	Calculated pursuant to Rule 457(a) of the Securities Act of 1933. Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

SM Mortgage Secured Notes and MSN are Service Marks of Korth Direct Mortgage, LLC.

ii

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ____ _____
PROSPECTUS
$1,850,000
KORTH DIRECT MORTGAGE, LLC

5.50%
KDM-2018-N001
Mortgage Secured Notes

Dependent Upon and Secured by

KDM 2018-L001
A Warehouse/Office Flex Space First Mortgage Loan

Korth Direct Mortgage, LLC (“KDM”) is issuing Mortgage Secured Notes Series KDM 2018-N001 (the “Notes”).  The offering will commence on the effective date of the registration statement of which this prospectus is a part. The Notes are limited obligations of KDM and are secured by, and dependent upon, KDM’s receipts from a corresponding first mortgage commercial loan titled KDM 2018-L001 owned and serviced by KDM (the “CM Loan”).
The Notes will have a stated interest rate of 5.50%. The Notes will be interest only until maturity. Interest on the Notes will be paid monthly and the Notes will mature on April 25, 2023. See “Description of the Notes.”  The Notes are subject to immediate prepayment by KDM in the event the CM Loan is prepaid. Proceeds of the sale of Notes offered hereby will be used to redeem notes designated KDM 2018-N001PP that were sold to a KDM affiliate on a private placement basis as a bridge loan for purposes of funding the CM Loan on March 13, 2018. The notes to be redeemed have no prepayment penalty. The KDM affiliates that purchased the notes will receive cash of 100% of the outstanding principal amount, plus any accrued interest, for their privately placed notes.
We will offer the Notes through the Underwriter referred to below.  The Underwriter may offer all or a portion the Notes through other broker-dealers (the “Selling Group.”) The Underwriter and Selling Group members will offer and sell Notes on a “best efforts, all or none” basis.
The Notes will settle through the facilities of Depository Trust. Interest on the Notes will accrue from the date of funding.
The Underwriter has advised us it may purchase and sell Notes in the secondary market, but it is not obligated to make a market in the Notes.
Investing in Notes has certain risks.  See “Risk Factors.”

	Price to Public	Underwriting Discounts and Commission	Proceeds to KDM
Per Note	$1,000.00	$10.00	$990.00
Total	$ 1,850,000.00	$18,500.00	1,831,500.00

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

J W KORTH & COMPANY
The date of this Prospectus is ________, 2018.

ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Mortgage Secured Notes, Series KDM2018-N001, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.

Unless the context otherwise requires, we use the terms “KDM,” the “Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Korth Direct Mortgage, LLC, a Florida limited liability company.

The Notes might not be offered or sold to residents of every state. Our Placement Agent will inform all Selling Group members the states where Notes are available.

WHERE YOU FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement or incorporated therein by reference. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

You may request a copy of any or all of the reports or documents that are described in this prospectus.  They will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Customer Support, 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133; telephone number (786) 567-3117; or emailed to info@korthdirect.com.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding KDM borrowers, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, property values, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about:

•	the status of borrowers, the ability of borrowers to repay CM Loans, and the plans of borrowers;
•	expected rates of return and interest rates;
•	mortgage default rates;
•	property values;
•	the commercial real estate market;
•	the attractiveness of our CM Loan and Notes;
•	our financial performance;
•	the availability of a secondary market for our Notes;
•	our ability to retain and hire competent employees and appropriately staff our operation; and
•	government regulation.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF TERMS

Issuer	Korth Direct Mortgage, LLC

CM Loan Borrower	MIS NW 345 LLC

Designation of Mortgage Secured Note	KDM2018-N001 (“Notes”)

Designation of Corresponding CM Loan	KDM2018-L001 (“CM Loan”)

CM Loan Amount	$1,850,000

Notes Amount	$1,850,000

No Listing	KDM does not anticipate that the Notes will be listed on any securities exchange or that the Note will be traded on any other trading platform.

Offering Price	100%

Denominations	$1,000 and multiples of $1,000

CUSIP Number	50067AAE2

Settlement Date	TBD

First Coupon Date	________ 25, 2018 - Short First Coupon – The first coupon will include interest accruing from settlement date through ______ 30, 2018.

Maturity	April 25, 2023 – On the maturity date, investors will be paid a return of principal, plus a short final interest payment of interest accruing from March 1, 2023 through March 13, 2023.

Interest and Repayment of Principal
The Notes are interest only. Principal will be paid at the maturity date or an earlier redemption of the Notes. Interest on the Notes will be paid monthly on the twenty-fifth day of each month or the next business day. Such payment will depend upon, and be subject to, receipt of CM Loan proceeds received at least four business days prior to the payment date.

Interest on the Notes	5.50%

Redemption and Prepayment
Notes will be redeemed immediately if the CM Loan is redeemed. The CM Loan borrower has the option to prepay the CM Loan, subject to a penalty.  Subject to the following sentence, should the borrower prepay the CM Loan prior to maturity, in addition to principal the borrower must pay all the amount of interest that would have been paid through March 31, 2021 (the “Interest Guarantee”). There is no prepayment penalty if the borrower prepays the CM Loan on or after April 1, 2021. Please “Summary of Terms- Call Schedule.” The prepayment  interest penalty is payable  to the Noteholders when received by KDM.

Security for the Notes
Pursuant to the Trust Indenture and Security Agreement, KDM  Mortgage Secured Notes (sometimes referred to in this prospectus as “MSN Notes”) will be senior to all other indebtedness of KDM and separate and distinct from each other. MSN Notes are secured special obligations of KDM. The security for each series of Notes is the mortgage, the loan, and the proceeds that KDM receives from the corresponding note and first mortgage obligation of a borrower. The Notes are not directly secured by a property; rather, they are secured  by a CM Loan, which is secured by real property. This security interest is made pursuant Section 3.8 of the Indenture under the heading “Security Interest.” Under the Indenture, each series of notes is separately secured by the CM Loan that corresponds to that series. Therefore, the Notes are secured specifically by the CM Loan described herein.

Assignment of Rents
Should the CM Loan borrower default, KDM, as lender and pursuant to an Assignment of Rents, will require that the renters of the CM Loan properties pay their rents directly to KDM.  In these cases KDM will pay each Noteholder its pro-rata share of the rents collected less any out-of-pocket costs, such as legal expenses. Any assignment of rents should not curtail or delay a foreclosure and subsequent sale of the property to recover the principal on the CM Loan. KDM’s Service Fee applies to payments on Notes distributed from an Assignment of Rents.

Ratings	Egan-Jones has given the Note a rating of “A-”. Egan-Jones is a Nationally Recognized Statistical Rating Organization. KDM has rated this loan “A.” See “The KDM CM Loan Rating Program.”

KDM Debt
As of the date of this prospectus, KDM has approximately $10,500,000 of MSNs outstanding. The Indenture specifies that KDM may not incur debt other than the Mortgage Secured Notes except compensation owed to employees, rent for offices, or obligations to utility and informational services, and any other services which assist it in carrying out its mortgage lending, mortgage servicing, and MSN Note servicing functions. KDM intends to offer more MSN Notes in the future. There are no other financial covenants limiting KDM’s activities.

KDM Right to Adjust the CM Loan
KDM has the right to make adjustments to the terms of the CM Loan in order to help prevent a foreclosure if it believes those adjustments to be in the best interest of the Noteholders. Such changes may reduce interest payments, suspend interest payments, lengthen the time when principal may be received or change other terms of the CM Loan which could reduce the expected benefits of the CM Loan to the Noteholders

Servicing Fee	Our Servicing Fee is the difference between the interest rate received on the CM Loan and the interest rate stated for the Notes. The Servicing Fee for the Notes is 1.00%.

Underwriting Fee	The Underwriter will earn discounts or commissions of 1.00% of the Notes.

Call Schedule	Pursuant to the Interest Guarantee provision of the CM Loan, the call schedule is as follows:

7/1/2018	115.13%	7/1/2019	109.63%	7/1/2020	104.13%
8/1/2018	114.67%	8/1/2019	109.17%	8/1/2020	103.67%
9/1/2018	114.21%	9/1/2019	108.71%	9/1/2020	103.21%
10/1/2018	113.75%	10/1/2019	108.25%	10/1/2020	102.75%
11/1/2018	113.29%	11/1/2019	107.79%	11/1/2020	102.29%
12/1/2018	112.83%	12/1/2019	107.33%	12/1/2020	101.83%
1/1/2019	112.38%	1/1/2020	106.88%	1/1/2021	101.38%
2/1/2019	111.92%	2/1/2020	106.42%	2/1/2021	100.92%
3/1/2019	111.46%	3/1/2020	105.96%	3/1/2021	100.46%
4/1/2019	111.00%	4/1/2020	105.50%	4/1/2021	100.00%
5/1/2019	110.54%	5/1/2020	105.04%
6/1/2019	110.08%	6/1/2020	104.58%

RISK FACTORS

An investment in the Notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus and the registration statement of which this prospectus is a part. The underlying loan upon which your payment depends, as well as our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

You may lose some or all of your investment in the Notes.

The regular payment of the Notes depends entirely on payments to KDM of the borrower’s CM Loan. The Notes are special, limited obligations of KDM payable only from KDM’s receipts of CM Loan proceeds, net of KDM’s servicing Fee and cost of collection. If the borrower defaults on the CM Loan, Noteholders will be dependent on proceeds from the Assignment of Rents held by KDM and on the proceeds if any, from foreclosure of the CM Loan mortgage for payments on the Notes.  The failure of the borrower to repay the CM Loan is not an event of default by KDM.  Notes are suitable purchases only for investors of adequate financial means who, in the event of a default on the underlying CM Loan, may have to wait for a foreclosure to recover some or all of the principal invested in their Note.

We rely on third-party appraisals to value the property securing the CM Loan, and information from the borrower on cash flow and profitability of the income property.

While we make every effort to engage responsible licensed third-party appraisers, we cannot be certain that the information and presentations they make are reliable. Appraisals are subject to mistakes that could affect the value of a property. Further, appraisers may make judgments of value based on cash flow presented by borrowers. If a borrower were to falsify its cash flow, it could affect the value shown in the appraisal. To verify cash flows, we receive bank statements from borrowers. KDM is not responsible for mistakes or fraudulent activities of borrowers or appraisers.

We rely on industry default and recovery rates for underwriting our CM Loans.  Our default rates are untested against industry rates and may be higher.

Due to our limited operational and origination history, we do not have significant historical performance data regarding borrower performance and we do not yet know what our long-term CM Loan loss experience may be. It is possible that our default rates may be higher than the industry averages and our recovery rates may be lower than the industry averages.

If we believe it is in the best interest of the Noteholders, we have the right to adjust the terms of a CM Loan.

It is possible that due to natural disasters, local disruption of services, political unrest, changes in local laws, market competition or disruptions and other unforeseen events that affect the property pledged under a CM Loan or affect the borrower’s ability to make its CM Loan payments, it might be in the best interest of the Noteholders to provide a borrower with an accommodation regarding loan terms rather than be forced to foreclose on a loan. If we adjust a CM Loan, it may reduce interest payments, suspend interest payments, lengthen the time when principal may be received or change other terms of the CM Loan which could reduce the expected benefits of the CM Loan to the Noteholders.

There may be a default on the CM Loan.

CM Loan default rates may be significantly affected by general economic conditions beyond our control and beyond the control of the individual borrower. Default on the CM Loan is subject to many factors, such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential or commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets, and other factors, none of which can be predicted with certainty.

The credit information we use may be inaccurate or may not accurately reflect the creditworthiness of the person whose credit information we use, which may cause you to lose part or all of the purchase price of the Notes.

While we primarily focus on the underlying property and its cash flow to repay Notes, we may obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian, or Equifax. A credit score may not reflect the actual creditworthiness of the borrower or individual on whose credit we rely (whom we refer to below as the “Principal”) because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower or Principal may have:

•	become delinquent in the payment of an outstanding obligation;
•	defaulted on a pre-existing debt obligation;
•	taken on additional debt; or
•	sustained other adverse financial events.

Investors in the Notes will not have access to financial statements of the borrower or Principal or to other detailed financial information about the borrower or Principal. Accordingly, prospective investors will not be able to assess the creditworthiness of the CM Loan borrower or Principal.  See “The credit score that we use in our rating system for our mortgages may not be the credit score of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan,” below.

Information supplied by the borrower could be inaccurate or intentionally false.

While we perform due diligence on each borrower, receive credit reports, and verify property ownership, rent collections, property values, coverage ratios and other appropriate due diligence materials, a borrower could present us with false information which we may not discovered through our due diligence process.

We do not monitor our borrowers’ use of funds.

It is possible the borrower may not use the funds for the purposes it has asserted, for example, to improve the property. Additionally, the borrower could potentially misuse the proceeds it receives from the loan in a way that negatively impacts their ability to make timely payments on the CM Loan, their credit, or the value of the underlying property.

The credit score that we use in our rating system for our mortgages may not be the credit score of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.

KDM includes a credit score in our internal rating system. The credit score we use may not be the credit score of the borrower or, if the loan is guaranteed, of the guarantor, or of any individual who is personally liable for the payment of the CM Loan. Our borrowers are typically single-purpose entities created to own the mortgaged property. Some single-purpose entities may in turn be owned by a trust, a partnership, or another form of entity. If a loan is guaranteed, the credit score we use may not be that of the guarantor, as the guarantor be an entity and not an individual.

The person whose credit score we use to rate a CM Loan (whom we refer to as the “Principal”) is the individual that we consider most responsible for the mortgaged property, collection of rents and making payments to KDM on the CM Loan. We consider the credit score of the Principal as a measure personal responsibility and financial experience. The Principal may not be personally liable for payment of the CM Loan.

The CM Loan is Non-Recourse and Is Not Insured or Guaranteed

The CM Loan is a non-recourse loan. It is not insured or guaranteed by any person, business entity, governmental entity.or other third party. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the CM Loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or on an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

If payments on the CM Loan become more than 30 days overdue, you may not receive the full principal and interest payments that you expect to receive on the Notes.

Payment to holders of the Notes is completely dependent on payments received from the CM Loan. If the borrower fails to make a required payment on the CM Loan within 30 days of a due date, we will pursue reasonable collection efforts in respect of the CM Loan. Referral of a delinquent CM Loan to an attorney on the 31st day of its delinquency will be considered reasonable collection efforts. If we refer a CM Loan to an attorney, we will monitor that CM Loan until the property is foreclosed and resold and investors are paid. We may also handle collection efforts in respect of a delinquent CM Loan directly. In the case of collection efforts, the costs of attorney fees will be charged against the CM Loan and will reduce your net payments on your Note.

The CM Loan may be prepaid at any time.  Borrower CM Loan prepayments will reduce payments of interest on the Notes.

The borrower may prepay some or all of the principal amount of the CM Loan. A borrower may decide to prepay all, or a portion of, the remaining principal at any time. Notwithstanding the prepayment of all or a portion of the CM Loan, the borrower must pay all of the interest that would be due on the principal amount of the CM Loan until the expiration of the Interest Guarantee.  Noteholders will receive such prepayment, net of our servicing fee. Interest will not accrue after the date on which the CM Loan is paid in full.  If the borrower prepays a portion of the remaining unpaid principal balance on the CM Loan, we will reduce the outstanding principal amount and interest will cease to accrue on the prepaid portion. On an amortizing loan, we will require the borrower to pay the same amount on the CM Loan as the borrower paid prior to any partial repayment of principal. As a result of the combination of the reduced principal amount and the unchanged monthly payment, the effective term of the CM Loan will decrease. On an interest only CM Loan, the monthly payment you receive will be reduced proportionally by the amount of principal repaid. If the borrower prepays the CM Loan in full or in part, you will, in all probability, not receive all the interest payments that you expected to receive on the Notes.

Prevailing interest rates may change during the term of the CM Loan on which your Note is dependent.

If the CM Loan is prepaid, Noteholders may be unable to invest prepaid Note proceeds at a rate comparable to the interest payable on the Notes.  Further, if interest rates rise, there is a market for the Notes, and a Noteholder decides to sell a Note prior to maturity, the Noteholder may receive a discounted return on the Note.

Investor funds in a KDM segregated account do not earn interest.

Proceeds of the sale of the Notes will be held in a non-interest bearing segregated account pending completion of the Note Offering and investment in the Notes.  Further, we place borrower loan payments in a segregated account under our control and pay all loan payments collected from the prior payment date at least four business days prior to the payment date on the twenty-fifth day of each month, with an extension to the next business day if required. Funds held in segregated accounts do not earn interest. These segregated accounts are held at JP Morgan Chase and are managed by KDM. There is no escrow agreement with the bank

The Notes will not be listed on any securities exchange, and it is unlikely that a trading market for the Notes will develop.  The Underwriter may make a market in the Notes, but is not obligated to do so.

There can be no assurance that a market for Notes will develop or that there will be a buyer for any particular Notes offered for resale. Therefore, investors must be prepared to hold their Notes to maturity.

We have a limited operating history.

Our operating history is very limited and there can be no assurance that we will remain in business for the full term of the Notes.  Should we cease operations, we expect that our Notes would be serviced by another company, but there is no assurance that another real estate and mortgage servicer will agree to service the Notes and the CM Loan. In this unlikely event, there could be delays in payments of interest and principal on your Notes.

We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we are excluded from registration by Section 3(c)(5)(c) of the Investment Company Act and have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. This section of the Investment Company Act contains an exemption for companies that make mortgages and do not issue redeemable shares. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. If we are ever deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which could materially adversely affect our business, financial condition, and results of operations.

Funds Received for all CM Loans are commingled in a Segregated Account.

We hold all funds received from CM Loans in a segregated account title In-Trust For 2 at JP Morgan Chase bank. We then use our internal accounting system to determine which funds are applied to which Note investors. While our internal accounting system is backed up into separate record keeping systems managed by service providers, should our systems fail and the back-up systems fail for any reason we may have difficulty determining which payments are to be applied to which Note holder and your payments could be delayed until such a determination is made. We also could make an accounting error that would send too much money to one Note holder and leave other Noteholders short of funds until we could recover the erroneous payments through the payment systems we utilize to distribute funds to investors. In such a case, recovery of over payments may not be achieved and it would leave the account permanently short for investors who did not receive the over payments.

KDM deposits all interest and principal payments which it receives on CM Loans in a single segregated bank account, and payments on real tax and insurance escrows in another segregated account, which accounts and the funds deposited in them may be subject to claims of general creditors of KDM in the event of a KDM bankruptcy.

In the event that of a KDM bankruptcy, general creditors of KDM may assert a claim that funds on deposit in the segregated account maintained by KDM for the benefit of Noteholders, and the separate segregated account maintained by KDM for real estate tax and insurance payments, are subject to the claims of general creditors. Principal and interest payments on CM Loans are deposited in a segregated bank account, and payments of real estate taxes and insurance on mortgaged properties are deposited in another segregated account, when and as received by KDM.  Receipts deposited in those accounts are disbursed to Noteholders monthly and annually to property insurers and taxing authorities. KDM performs all accounting for these accounts, including sub-accounts for each Noteholder and property, and maintains all accounting records at its principal office. Under the Trust Indenture, the Trustee will have a first lien on the principal and interest account for the benefit of Noteholders. If the bankruptcy court were to determine that the funds in the account were subject to claims of creditors other than Noteholders or the Trustee acting on their behalf, the amount that Noteholders would receive from the account could be adversely affected. Further, amounts on deposit to pay real estate taxes and insurance could be reduced or entirely eliminated if paid to general creditors of KDM in the bankruptcy proceeding. The bankruptcy court could temporarily stay disbursements to Noteholders, taxing authorities and insurers even if the court were ultimately to determine that the funds in the account should be distributed to the Noteholders, the Trustee acting on their behalf, and, also, as appropriate, to taxing authorities and property insurers, resulting in delays to Noteholders in the receipt of payments on their Notes and penalties imposed by insurers and taxing authorities.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes by attracting a large number of borrowers and be able to raise the capital to fund CM Loans through issuance of Notes to investors, in a cost-effective manner. We intend to attract borrowers through a network of mortgage brokers and real estate agents. We will rely on our parent company, J W Korth & Company, to raise capital. It is possible that we will not develop enough of a following either by CM Loan brokers or securities brokers to sell enough CM Loans or Notes to make KDM profitable. Should this occur, we may assign servicing of the CM Loans and Notes to a third-party servicer.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The commercial mortgage market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies. It is possible that one or more of these companies decide to compete directly with us. The results of such competition could harm our operating results and, in that event, our ability to continue to service the CM Loan and Notes could be adversely affected.

We rely on third-party banks to disburse CM Loan proceeds and process CM Loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the CM Loans on which the Notes are dependent may be adversely affected.

We rely on a third-party bank to disburse CM Loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the ACH payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including CM Loan payments and remittances to holders of the Notes. We currently use J P Morgan Chase for these purposes. We also rely on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees who we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors that may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to service the CM Loans could diminish, resulting in a material adverse effect on our business and our ability to service the Notes.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. The loss of the services of any of he executive officers or key personnel, and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Purchasers of Notes will have no control over KDM and will not be able to influence KDM corporate matters.

Our Notes grant no equity interest in KDM to the purchaser nor grant the purchaser the ability to vote on or influence our management decisions, including forbearance or foreclosure. As a result, our members will continue to exercise 100% voting control over all our company operations, including the election of managers and officers and the approval of significant transactions, such as a merger or other sale of our Company or its assets.  Any such actions which we take may adversely affect our business and our ability to service the CM Loan and Notes.

Events beyond our control may damage our ability to maintain adequate records, or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in an outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Such events include, but are not limited to, fires, earthquakes, hurricanes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store back-up records via cloud storage services via several different companies. If our electronic data storage and back-up storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

Federal and State regulatory bodies may create new rules and regulations that could adversely affect our business.

In the wake of the last financial crisis, banking and finance regulation continues to evolve, increasing regulation by federal and state governments become more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending, mortgages, mortgage servicing, or securities distribution. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our investors in the form of increased fees.

If we discover a material weakness in our internal control over financial reporting, which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Should our auditors discover a material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

New Government Regulation may limit our ability to make CM Loans

We do not believe that we are subject to Risk Retention under RR (17 CFR 246), as our entity type is not within scope of the rule according to 12 CFR 244.1(c). However, if we become subject to risk retention rules, we could be required to raise significant capital in order to continue doing business.

The Underwriter and the Issuer Share Common Ownership

JW Korth & Company, LP, the underwriter of the Notes, is the parent company of KDM.  Having common ownership could cause the customary due diligence process that the underwriter performs lack the rigor that a third party underwriter might have.  Also, please see the section entitled “Conflicts of Interest.”

Risks Related to Egan-Jones Rating Company, Which Rates our Notes.

Our Notes are rated by Egan-Jones Ratings Company (EJR), a Nationally Recognized Statistical Rating Organization (“NRSRO”). EJR rated the Notes A- on  January 31, 2018. The EJR rating was based on information provided by us to EJR as of the date it issued its rating on the Notes, will not be updated, and may not be accurate in the future if certain information relating to the property underlying the rated Note changes materially. Accordingly, the original and any subsequent purchaser of the Notes cannot be assured that the original EJR rating would be reissued if the information on which EJR relied were to change materially in the future.

In 2013 EJR entered into a settlement with the Securities and Exchange Commission under which EJR agreed to the revocation of its registration for asset-backed securities and government securities and to a bar of at least 18 months from rating asset-backed and government securities issuers as an NRSRO. EJR has not subsequently applied to the SEC for registration as an  NRSRO for asset-backed securities and government securities.

In connection with its rating of the Notes, EJR asked us to confirm that we are not issuing asset backed securities, and as believe we are not an asset backed Issuer as defined in SEC Rule AB (17 CFR 229.1101 (c) (2)(ii)), we so advised EJR. We believe that EJR ratings are proper for our Notes. If it were determined that we are an asset backed issuer, we would have to find another NRSRO to rate our securities.  If we could not find another NRSRO to rate our Notes, the market for sales of Notes could become limited. Should this occur, the rates on our Notes would, in all probability, have to increase which, in turn, would increase our lending rates. A material increase in our lending rates would make our loans less attractive to borrowers and would limit the future development of our business.

Our Proprietary Ratings System is untested and based on broad assumptions for which we have no statistical basis

We created the KDM Ratings System internally, and based it on very broad assumptions and experience of staff members.  Our staff members have no experience in creating a ratings system. We are not affiliated with nor do we have experience in creating ratings of debt or mortgage securities. The Ratings have no track record and have not been tested against any known data set. The System is still evolving, and we add items as we add property types. It should not be relied upon as a predictable measure of performance of the underlying CM Loan at this time. We also have conflicts of interest with respect to our Ratings System. Please see “Conflicts of Interest Regarding Our Proprietary Ratings System.”

Our Proprietary Ratings System is highly subjective

The KDM Ratings System contains a number of categories that contribute to the rating of each property and loan.  Determining where an individual property falls along the scale of each category is more art than science and KDM staff take into account many peculiarities of each property in determining each category score.  KDM Ratings and their scoring methodologies are based on unaudited financial information provided by the borrowers.  Due to the recency of creation of KDM Ratings combined with the lack of history and variety of property types, each new property type creates a need for a new perspective on the category scoring.  Categories that are scored in a manner outside of the standard definition will have a note of explanation.

Should KDM fail to complete its annual underwriting and reporting for each CM Loan, investors may lack the necessary information to make judgements regarding their investments in the Notes

KDM underwriting and lending is based on six major factors that must be analyzed for its asset-based decision to issue a new loan. These same measures are used to gauge ongoing performance of the asset, in concert with receiving timely payments. These factors are property location, property type, loan to value, debt service coverage ratio, physical condition and age, and experience of the borrower or sponsor. KDM focuses its efforts entirely on these six factors regarding its CM Loans and reports its calculations regarding these factors initially and at least annually for each CM Loan in its quarterly and annual reports. KDM reviews unaudited or audited financial statements provided by borrowers and takes from them the relevant data points to calculate the initial and ongoing DSCR for each CM Loan. KDM does not publish these financial statements in its ongoing reporting. Therefore, investors must rely on KDM for information relevant to their investments in the Notes. Should KDM cease to complete its annual underwriting and reporting for each CM Loan, investors may  lack the necessary information to make judgements regarding their investments in the Notes.

Risk Factor Related to Information contained on Company Website

Following the filing of registration statements for the offering of Notes by the Company, the Company and its parent company, J.W. Korth & Company, published information on their respective websites with respect to the Company’s Note offerings made both through effective registration statements and registration statements that had been  filed but were not effective. The Company believes that  the information provided on both websites conformed, as appropriate, with Rule 134 of the Securities  Act of 1933, as amended (the ’33 Act”). Notwithstanding the Company’s opinion, in the event that any material which appeared on such websites may be deemed a non-conforming prospectus, purchasers of the Company’s securities described in a non-conforming prospectus would have a right of rescission under Section 12(a)(1) of the ’33 Act and could recover the purchase price of the securities, plus interest less any amount received on the securities. In the event that a purchaser of the Company’s securities were to sue the Company successfully for rescission, the Company would be required to pay the purchaser the amount described in the preceding sentence from its own funds. If the Company did not have sufficient funds to pay the rescission amount, it could be forced to seek financing from affiliates or third parties for such purpose, to reoffer the securities on a registered or private basis, or to liquidate assets in an amount necessary to pay the amounts rescinded.

RISKS SPECIFIC TO THE CM LOAN

The CM Loan underlying the Notes is payable on an interest only basis until maturity, at which time the entire principal balance is due.  Therefore, borrowers may have to refinance to pay off a balloon payment on the CM Loan.

If a borrower must refinance to pay off a CM Loan, such refinancing could be impossible due to market conditions or other factors.  In such a case, the CM Loan would default.  Such a default could reduce or eliminate principal payment of the Notes.

Risks Associated with Prior Chapter 11 Reorganizations of  the Principal and Sole Member of the CM Loan Borrower and other Properties Beneficially Owned and Controlled by Him.

 The CM Loan borrower, MIS NW 345 LLC, is a limited liability company. The principal and sole member of the borrower, Ofer Mizrahi, currently has five commercial real estate properties in his real estate portfolio of commercial real estate investment properties, each of which is held in a separate limited liability company of which he is the 100% beneficial owner. In 2012 and 2014, Mr. Mizrahi, a commercial business entity which he owned, and real estate business entities owned by him, filed petitions for protection under Chapter 11 of the United States bankruptcy Code. Counsel for Mr. Mizrahi had advised the Company that all Chapter 11 proceedings have been completed.  MIS NW 345 LLC was not a party to those proceedings. See “Summary of the Terms of the CM Loan-Experience of the Property Manager.”

While neither the risks of investment in real estate nor the circumstances of the bankruptcy proceedings in which Mr. Mizrahi and certain entities controlled by him have been involved are unique to Mr. Mizrahi, prospective investors should be aware that in the event that MIS NW 345 LLC or any other borrower of a commercial real estate loan is the subject of a bankruptcy proceeding, payments on the loan may be delayed or diminished as a result of the exercise of various powers of the bankruptcy court. These could include an automatic stay under which the Company, as a lender, would not be able to institute proceedings or otherwise enforce its rights against the borrower with respect to the CM Loan without permission from the court; conversion by the bankruptcy court of the CM Loan into more junior debt or into an equity obligation of the borrower; modification of the terms of the CM Loan by the bankruptcy court, including reduction or delay of the interest or principal payments thereon; or the grant of a priority lien to a new money lender to the borrower;

Any of the foregoing could cause the related CM Loan property to decrease in value, delay the payment of principal and interest on CM Loan and, consequently, on the Note,  or modify the terms of the CM Loan underlying the Note, any of which could be adverse to the interests of Noteholders.

CONFLICTS OF INTEREST

General

KDM earns money by making and servicing loans. KDM charges origination points at the time a loan is made, as well as ongoing servicing fees.  The servicing fees are the difference between the interest rate paid on our MSNs and the interest rate the borrower pays on the CM Loan; they differ with each loam and depend on many factors including size of the loan, credit quality, and complexity.  The servicing fee is generally .25% to 1.5%

Our parent company, JW Korth & Company (“JWK”), is a broker-dealer that makes money by selling securities.  JWK will make money by selling KDM Mortgage Secured Notes as our Underwriter.  Generally, JWK buys the MSNs from KDM at a discount of .5% to 1.5% and sells the MSNs to other dealers as well as directly to institutions.  Accordingly, JWK has a financial incentive which could influence the underwriting and due diligence required for underwriting and distributing our MSNs.

KDM has a financial incentive to make CM loans and distribute Notes based on CM Loans.  This incentive could influence its judgment as to the quality of CM Loans it will make.  To help control this conflict, KDM has created and implemented a rating system for CM Loans and written underwriting standards which we must follow.

Some members of the KDM loan origination team are also registered brokers for JWK.  These employees may be paid for both origination and sales of loan and a Note, respectively.  We will mitigate these conflicts of interest with compliance oversight and review of such transactions and compensation.

Fees

In addition to servicing fees, KDM charges points at closing of a loan. KDM also pays JWK, its underwriter and parent company, when JWK distributes the MSNs. More specifically, KDM and JWK have earned the following fees from the loans made as of the date of this prospectus:

	Loan Amount	Total Points	Total Points $	KDM earned	JWK Earned
KDM2017-L001	$1,059,000	2.00%	$21,180	$10,689	$10,491
KDM2017-L002	$950,000	2.00%	$19,000	$9,501	$9,499
KDM2018-L001	$1,850,000	1.08%	$20,000	$20,000	$0
KDM2018-L002	$341,250	2.00%	$6,825	$6,825	$0
KDM2018-L003	$6,300,000	1.57%	$98,631	$52,881	$45,750
			$165,636	$99,896	$65,740

Conflicts of Interest Specific to the CM Loan

An affiliate of KDM will receive substantially all of the proceeds of the sale of the Notes.  A KDM affiliate bought KDM2018-N001PP, which was a private placement version of this Note in order to provide bridge financing at the time of closing of the CM Loan.  The proceeds from this Note issuance will be used to redeem their private notes.

Conflicts of Interest Regarding our Proprietary Ratings System

We have a conflict of interest regarding our proprietary ratings system. The same people doing our ratings may also benefit from the sales of Notes and making new CM Loans. Further we are 100% owned by JWK, which will distribute our Notes and may make a market in them. Ratings will be reviewed periodically and changed as necessary for each CM Loan and the corresponding Notes. If a secondary market were to develop, secondary market prices for our Notes may move up or down if the rating is changed. Therefore, to limit the effect of the conflict of interest between traders making markets and changes in ratings it shall be a strict policy of the Company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible. Another mitigating factor regarding these conflicts of interest is that our ratings are most generally based on verifiable numbers.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

FIDUCIARY RESPONSIBILITY OF KDM

KDM as lender to the borrower and issuer of the Mortgage Secured Notes must exercise good faith and integrity in handling all its affairs especially as they relate to collection of CM Loan payments and distribution of those payments to investors in the Notes. Investors who may have questions as to the duties of KDM should consult their counsel.

INDEMNIFICATION OF OFFICERS OF KDM

The KDM Operating Agreement provides for indemnification of the officers for liabilities they may incur in dealings with third parties on behalf of KDM. To the extent that the indemnification provisions may purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.
ABOUT KDM’S CM LOANS

Overview

KDM is an asset-based lender that lends on income producing properties on a non-recourse basis to borrowers with full recourse to the properties securing each loan. Consequently, KDM’s underwriting and ongoing loan management and reporting activities focus nearly entirely on the economics and condition of the assets underlying its loans.

KDM originates and funds CM Loans made to single purpose entities; these loans are held by KDM as lender.

Our lending program operates primarily by email and telephone with site visits prior to executing a new loan. We have positioned ourselves in the lending market as a source for commercial real estate loans secured by high quality assets, owned through single purpose entities owned by borrowers who may not qualify or may not want to go through the process for bank loans, but whose loans have strong property and mortgage-related metrics. Property metrics depend on the type of CM Loan being offered and are described below.

We are currently focused on the market for loans secured by mortgages on apartment buildings, warehouses, office buildings, and hotels, but may fund other types of commercial real estate.

KDM uses email, telephone, advertising and mail and industry sources to identify commercial borrowers who have mortgages with above-market interest rates and who may meet our loan parameters. We believe there are many thousands of commercial properties which may qualify and benefit from our asset-based lending program. In addition to this market we believe there are many commercial properties which may need new financing because their current loans are maturing. Additionally, we seek to identify borrowers who may desire funding to purchase commercial properties.

The KDM Process

When KDM identifies a property proposed for financing, it is screened by KDM’s origination underwriting team. If the proposed financing passes underwriting, KDM creates a summary sheet which it sends to the Underwriter to gauge an indication of interest. When the Underwriter believes it has sufficient interest to move forward, it will notify KDM and KDM will complete the loan underwriting and file a registration statement for the series of notes which will fund the CM Loan. The Underwriter will then take orders on a “when, as and if issued” basis. Once the registration statement is effective, KDM will contemporaneously close the loan, orders will be executed and funds will transfer on the settlement date to one of KDM’s segregated accounts. KDM will then fund the CM Loan and issue the notes.

KDM receives monthly interest and principal payments from CM Loan borrowers. These payments are generally made by check or Automated Clearing House (“ACH”) collection from the borrower’s account(s).  KDM collects its service fee (annualized) of the interest portion of the payment and then disburses the remaining interest and principal via wire transfer or ACH   to DTC to credit to investors’ accounts at their respective DTC member or those brokerage firms corresponding with DTC members.

We verify the identity of borrowers, obtain borrowers’ credit characteristics from a consumer reporting agency such as TransUnion, Experian or Equifax, and screen borrowers for eligibility. When dealing with a new loan, we also verify the income from the underlying property by comparing the bank account statements of borrowers with the incoming rents received, the debt service coverage and the loan to value using independent appraisers. We service CM loans on an ongoing basis.

We may offer CM loans to borrowers throughout the United States. As of the date of this prospectus, we were not dependent on any single party for a material amount of our revenue.

Borrowers who use us must identify their intended use of CM Loan proceeds in their initial CM Loan request. We do not verify or monitor a borrower’s actual use of funds following the funding of a CM Loan.

CM LOAN ISSUANCE PROCESS

Step One: Identify Loan Parameters

KDM, through market research, identifies CM loan parameters and related investor parameters that it expects will be of value to both borrowers and investors. It then uses its network of mortgage brokers, real estate agents, and lending platforms to identify properties that potentially meet these parameters. The parameters identified will include the loan type, expected interest rate, maturity, pre-payment terms, loan-to-value, minimum debt service coverage ratio, borrower credit score, and basic loan structure.

Step Two: Identify and Screen Property

The KDM origination team works to bring in leads on new properties on which KDM can potentially lend. The team has a network of mortgage brokers, real estate agents, lending platforms, as well as lead generation databases that it uses on a daily basis to identify potential loans. Once the team finds a potential property it creates a deal scorecard that identifies critical preliminary underwriting information, including potential loan value-to-cost ratio, debt service coverage of the proposed loan, borrower credit score, real estate comparison prices, last appraised value, and estimated current value, along with information about the property and location, including city, neighborhood, number of units, and use of proceeds.

Step Three: Create a Summary Sheet

KDM creates a deal summary sheet for the Underwriter to use to gauge interest from selling group members. The Underwriter uses its network of selling group members to assess whether there is adequate investor appetite for the terms of a proposed note. If there appears to be sufficient interest,  the Underwriter will communicate that interest to KDM.

Step Four: Complete Underwriting and File Registration Statement

Once KDM reasonably believes that the CM loan can be funded by the proceeds of a note, it will execute a commitment letter with a borrower (subject to funding). When the borrower executes the commitment letter, it pays KDM a processing fee, KDM then orders an appraisal and a subsequent appraisal review.  Simultaneously, we will prepare and file a registration statement for Notes that we will issue to fund the CM loan.

Step Five: Underwriter and Effective Order

The Underwriter takes “when, as and if issued” orders for a series of our MSN Notes. Once the SEC declares the registration statement for a series of MSN Notes effective, the Underwriter will distribute the offering prospectus and confirm final orders with other dealers and clients. The Underwriter will then execute orders according to a mutually agreed upon trade date with KDM.

Step Six: Funding the Note, Closing the CM Loan

KDM will schedule closing for the CM Loan on or before the trade date of the Notes. Within one business day of the settlement date, funds, net of selling concession, will be wired by the Underwriter to KDM’s segregated account for loan funding. KDM will schedule wire funds for the CM Loan closing as soon as practicable after receipt.

Once funds are collected, the CM Loan will be closed with documents filed in the proper jurisdiction showing KDM as mortgagee.  At the same time, KDM will create and execute a physical Note for issuance to Cede & Company and delivery to Depository Trust Company (“DTC”), or its agent. DTC will credit each participating dealer with the appropriate face amount of the Note for further credit to each of its participating client accounts.  Also, as soon as possible, but in no case more than five business days, copies of the loan closing documents will be filed with the Trustee.

How KDM Operates if KDM Acquires Existing CM Loans and Issues Corresponding Notes

When KDM acquires an existing CM Loan and issues corresponding Notes, the Notes sale and CM Loan closing process is the same as above, except that KDM will purchase the CM Loan from a third party. Information about the borrower of an existing loan may be more limited and appraisals may be less current than for a loan originated by KDM. In such instances, an estimate of value from a local expert may be required to bolster an appraisal. A history of CM Loan payments will be included in the registration statement for the notes to be issued to purchase an existing CM Loan.  It is possible that existing CM loans may be purchased by KDM directly and that KDM will subsequently file a registration statement for the principal amount of notes necessary to purchase the loan from KDM.  In this case the price and yield of the CM Loan at acquisition by KDM as well as the net mark-up of the CM Loan in the form of the corresponding Notes will be disclosed in the registration statement.

CM Loans may also be acquired by purchasing a participation in CM Loans from another lending institution. In these cases, the pricing of the participation and the net mark-up or down of the CM Loan in the form of the corresponding Note will be fully described to investors as well as a detailed description of the financial institution selling the participation interest(s).

How KDM Prices CM Loans and Corresponding Notes

Note maturities and yields to investors must be competitive with other options they have for secured investments. Notes are not guaranteed by any federal agency, so they must be competitively priced when compared with other types of lower-risk debt, such as lower investment grade corporate bonds or other mortgage loans. Borrowers may have other options for acquiring new mortgage funding.  KDM must be competitive with these options in order to acquire new CM Loans. The dynamic between these two marketplaces is a principal factor in the determination of the terms of the KDM notes.

How our Servicing Fee Applies

KDM services the underlying CM Loans and manage the distribution and payment of interest and principal on the corresponding Notes. For these services it charges an annual fee targeted at 1.00%; but it could be lower or higher for a given CM Loan based on that CM Loan and the corresponding Note’s terms, as disclosed in the prospectus for each Note. The Servicing Fee accrues to KDM, and is paid by the borrower from the mortgage CM Loan interest payments. It therefore creates a lower net interest on the underlying note to the investor. The Servicing Fee is applied to every interest payment received on the underlying CM Loan. Therefore, if we receive 7.00% interest annually from the underlying CM Loan and the Servicing Fee is 1%, your payments will be 6.00% annually, barring any other expenses.

Verification of Property and Investor Information

Notwithstanding KDM’s due diligence examination of the information provided to KDM by a borrower, there can be no assurance that the information provided to us, and, on which we rely, could accordingly be false.

CM Loan Servicing

KDM is responsible for servicing all the loans it makes to mortgage borrowers and collecting payments from those borrowers and delivering payments to investors on its Notes. KDM has limited experience in loan servicing but has staff with extensive back office and accounting experience and has purchased servicing software. Personnel at KDM and its parent also have extensive experience in management of property loans.

KDM does not plan to make advances of funds to any party as a servicer.

KDM has custodial responsibility for the CM Loans and pursuant to the Trust Indenture for the Notes must provide electronic copies of all CM Loan documents to the Trustee.

There are no limitations in KDM’s liability as servicer of its loans.

KDM retains a Servicing Fee for each CM Loan and this charge is described in “About the CM Loan Covered by this Prospectus.” Should KDM cease operations as Servicer, it is highly likely that a new Servicer could be engaged using the Servicing proceeds provided by the Servicing Fee for each loan. Currently there are no specific arrangements for a back-up servicer.

KDM or its affiliates may retain an interest in a CM Loan pursuant to compliance with applicable law.

CM Loan payments are deposited or transmitted via ACH to the KDM In Trust For 2 Segregated Account. This segregated account collects payments from all CM Loans, and is segregated from the KDM operating funds. Individual loan payment receipts are commingled in the segregated account and this account disburses the respective payment on the Notes to DTC for credit to each participating broker dealer’s account. Broker-dealer participants then make further credit to customer accounts of Note holders. We also debit this account for our Servicing Fee as described above.

CM Loans may also have retention of an impound amount for taxes and insurance and a replacement reserve for roof repairs or other items necessary to the proper functioning of the property. These impounded funds are currently in the KDM In Trust For 1 Segregated account.

In the event it becomes necessary to expend funds for the collection or protection of the CM Loan, or for the preservation or protection of the Property, including the institution of foreclosure proceedings, such expenses will initially be covered by (to a maximum of $10,000), from funds provided from the Servicing Fee, or from J. W. Korth & Company, pursuant to the Support Agreement. After discussions with attorneys we believe $10,000 is sufficient to engage a counsel who will pursue a foreclosure to its end and defer his final payments to the proceeds received at the ultimate disposition of the property. Ultimately, all costs and expenses will be funded (or reimbursed to us) from the proceeds of any foreclosure or settlement. Including reimbursement to us of any expenses we have disbursed toward collection of the CM Loan. These expenses may reduce your interest payments or principal payments on your Note. See “Risk Factors.”

We disclose on our website regarding borrowers’ payment performance on our CM Loans. We have also made arrangements for collection procedures in the event of borrower default. When a CM Loan is past due and payment has not been received, we contact the borrower to request payment. After a 10-day grace period, we may, in our discretion, assess a late payment fee.  This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes. We may not assess a late payment fee when a borrower promises to return a delinquent CM Loan to current status and fulfills that promise. Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred due to the denial of the payment.

If the CM Loan becomes 31 days overdue, we will identify the CM Loan as “Late (31-120),” and we may refer the CM Loan to a real estate attorney for foreclosure proceedings. In these cases, the interest rate on the CM Loan is increased to the highest legal rate in the state in which the property is located. The costs from a foreclosure and resale of a defaulted CM Loan and mortgaged property against the proceeds to Noteholders. If funds remain after the property is resold and all expenses are paid, they will be distributed to Noteholders on a pro-rata basis.

Definition of Accounts

Delinquent Accounts are defined as more than 31 days overdue. Charge Offs are defined as the unpaid principal balance of a specific CM Loan minus the expected recovery based on current market conditions for the foreclosed property. Uncollectable Accounts are defined as those CM Loans where no recovery is expected to be made. These definitions are regardless of any grace period, re-aging, restructure, or partial payments received. A CM Loan that was categorized as a Delinquent Account could be re-categorized as current if the borrower brought all payments up to date. Charge offs will be adjusted for properties in foreclosure based on an annual review of the current market conditions for the geography of the property. Uncollectable Accounts will be reviewed quarterly and could be reclassified as Collectible if market conditions changed for the property subject to the mortgage and foreclosure.

Material Information Regarding Delinquencies by Pool Asset Type

As of the date of this prospectus we have no delinquent CM Loans and therefore nothing material to report.

Summary of How KDM Fees Affect Return on the Notes

The following table summarizes the fees that we charge and how these fees affect Noteholders:
Description of Fee	Servicing Fee Amount	When Fee is Charged	Effect on Investors
Servicing Fee on CM Loan	A percent [1]of the interest and late fees received by KDM from borrowers in respect of each corresponding CM Loan.	At the time of any payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding CM Loans.	Noteholders will be paid the interest paid on the CM Loan minus KDM’s servicing fee.

CM Loan late fee	Assessed at our discretion; if assessed, the late fee is specific to each CM Loan.	At our discretion, when a CM Loan is past due and payment has not been received after a 15-day grace period	Distributed on a pro-rata basis to holders of the Note corresponding to the CM Loan

CM Loan unsuccessful payment fee	$35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law	May be assessed each time a payment request is denied, due to insufficient funds in the borrower’s account or for any other reason	Noteholders do not share in this fee

CM Loan collection fee	Only charged after a CM Loan becomes 31 days overdue if the collection agency or KDM is able to collect an overdue payment; collection fee is up to 35%, excluding litigation.	At the time of successful collection after a CM Loan becomes 31 days overdue
Foreclosure fees charged by us or independent attorneys will reduce payments and the effective yield on the related Notes; Foreclosure fees will be retained by us or the independent attorney as additional servicing compensation

Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs

Default Interest Servicing	Proportional share of interest equal to the same proportion of Servicing Fee on the CM Loan to Stated Interest paid on the Notes.	Upon collection of default interest, before such interest is paid to Noteholders.	Noteholders will receive the interest paid on the CM Loan less the default interest servicing fee

Foreclosure Fees	Legal fees will be charged at cost. KDM will charge a fee of eight times the Servicing Fee on the CM Loan balance, if any, received in foreclosure after payment to Noteholders.	Upon completion of foreclosure in the event that there is profit after liquidation of the property.	This fee will reduce the total cash distributed to investors in a profitable foreclosure. This will only reduce a premium earned, as this fee will not be charged until after investors are made whole.

[1]
Servicing Fee can range from 0.25% to 1.50% and will depend on factors such as the size and complexity of the CM Loan.   The Servicing fee for the Notes is stated Summary of Terms. For this Note, the Servicing Fee is 1.00%; higher Servicing Fees may apply to offerings in the future.

Participation in the Funding of CM Loans by KDM and Its Affiliates

From time to time, qualified CM Loan requests may not be fully committed to by investors. To address these situations, KDM may fund portions of certain CM Loan requests.  If we fund CM Loans, we will issue Notes to KDM for that portion of the CM Loan we fund.

Our affiliates, including our executive officers and members, may fund all or portions of CM Loan requests from time-to-time. Since inception, these affiliates have funded $3,250,250 of new CM Loan requests, $1,059,000 of which was redeemed pursuant to an effective registration statement.

Historical Information about our CM Loans

Multi-Family

Total Loans	Loans 31 Days Delinquent Total Dollars	Loans 31 Days Delinquent Number of Accounts	Loans 31 Days Delinquent as % of Total Assets	Total Charge Offs	Total Charge Offs Percentage of Total Assets
3	0	0	0	0	0

Gross Real Losses	Number of Assets Experiencing a Loss	Number of Assets Experiencing a Recovery	Ratio of aggregate Losses to Average Portfolio Balance	Average Net Loss on Assets that have Experienced a Loss
0	0	0	n/a	n/a

Loan Category: Warehouse and Flex Space

Total Loans	Loans 31 Days Delinquent Total Dollars	Loans 31 Days Delinquent Number of Accounts	Loans 31 Days Delinquent as % of Total Assets	Total Charge Offs	Total Charge Offs Percentage of Total Assets
2	0	0	0	0	0

Gross Real Losses	Number of Assets Experiencing a Loss	Number of Assets Experiencing a Recovery	Ratio of aggregate Losses to Average Portfolio Balance	Average Net Loss on Assets that have Experienced a Loss
0	0	0	n/a	n/a

As of June 30, 2018
CM Loan number	SEC File number	Property Address	Property Type	Rating*	Maturity	Status	Loan Amount	Appraised Value	Appraisal Date	Principal Balance	Current LTV
KDM2017-L001	333-219895	4771 78th Avenue, LLC, and 14120 Palm Street	Multi-family	A+	5/1/2027	Performing	$1,059,000	$1,920,000	3/2017	$1,042,787	54.31%
KDM2017-L002	333-222293	8400 Grand Canal Drive, 445 SW 78th Place, 7992 SW 4th St Miami, FL 33144	2 single family & duplex, rental properties	A	12/12/2020	Performing	$950,000	$1,605,000	3/2018	$950,000	59.19%
KDM2018-L001	333-222928	345 NE 80 St, Miami, FL 33138	Warehouse flex space	A-	3/12/2023	Performing	$1,850,000	$2,775,000	4/2018	$1,850,000	66.67%
KDM2018-L002	not yet filed	113 NE Madison Circle, St Petersburg, FL	Multi-family	NR	2/14/2020	Performing	$341,250	$570,000	12/2017	$340,382	59.72%
KDM2018-N003	333-223135	29180 Glenwood Road, Perrysburg, OH 43551	Warehouse distribution center	A+	5/25/2023	Performing	$6,300,000	$10,500,000	1/18/2018	$6,300,000	60.00%
	* Ratings are from Egan-Jones Ratings Company

SUMMARY OF THE TERMS OF THE CM LOAN

The following summary sets forth the principal terms of the CM Loan underlying the Notes.

Loan Designation	KDM2018-L001

Property and Area Description
This is a warehouse/office flex space. There are 10 individual units that can be used a showroom, warehouse, or office space. It is located in the “Little River” neighborhood of Miami, Florida, an area experiencing urban renewal, with a new train line and multiple new mixed use projects being built in the area.

Issue Date	March 13, 2018

Maturity	March 13, 2023

Interest	6.50%

Interest Guarantee	36 Months

Amortization	None. This is an interest-only loan. Entire principal is due as a balloon payment at maturity.

Prepayment and Penalty Interest
If the CM Loan is prepaid in whole or in part before April 1, 2021, the borrower must pay the difference between 36 months of interest and the total interest paid as of the payoff date (“Penalty Interest”). Should the borrower prepay all or a portion of its loan, then the amount pre-paid and the penalty will be paid on the next payment date to the Noteholders.

Redemption	Inception through April 1, 2021: $1,850,000 plus Penalty Interest. April 1, 2021, through April 1, 2023: $1,850,000

CM Loan Payment Dates	Payments of interest are due on the first day of each month.

Ratings	Egan- Jones: “A-” KDM Rating: “A”

Real Property Collateral	The building is comprised of a total of 10 units. The overall occupancy is 90%. There is one vacancy

Year Constructed	1973

Property Stabilization	The owner spent $618,056.82 improving the property in 2017.

Credit Score of Principal	727.* This is not the credit rating of the borrower. It is the credit score of the sole member of the borrower, who is not directly responsible for performance of the loan.

Appraised Value of Property	$2,775,000

Debt Service Coverage Ratio	1.77 (See Debt Service Coverage Analysis below)

Occupancy	The building is comprised a total of 10 units. The overall occupancy is 90%.

Rent Payments	Rents are paid monthly and are collected in the checking account of the manager. KDM acquired the checking account statements and verified the rents

Loan to Appraised Value	66.67%

Property Manager and Principal	Ofer Mizrahi, sole member of MIS NW 345 LLC,.

Appraisals of Value	KDM received an independent appraisal for the property. The appraisal was provided by an independant licensed appraiser chosen by KDM.

Review of Appraisals	KDM also received a review of each appraisal provided by a second independent licensed appraiser chosen by KDM.

*The Principal may not be the borrower, a guarantor of the CM Loan, or have any personal liability for the CM Loan. See “Risk Factors-The credit score that we use in our rating system for our mortgages may not be the credit score of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.” In analyzing the credit score of the principal, we pull a FICO (Fair, Isaac, and Company) credit score from each of the major national credit bureaus: Experian, Equifax, and TransUnion. The score that is listed is the middle score of the three. Any reference to credit score in this registration statement is to this score.

CURRENT STATUS OF CM LOAN

The loan was closed on March 13, 2018. It is currently performing.

EXPERIENCE OF THE PROPERTY MANAGER

The CM Loan borrower, MIS NW 345 LLC, is a limited liability company. The principal and sole member of the borrower, Ofer Mizrahi, has over 10 years’ experience owning and managing income-producing investment properties.  He currently has 5 commercial real estate properties in his real estate portfolio of commercial real estate investment properties.  Each self-manages these 5 properties and holds each property under a different limited liability company.  He is the 100% beneficial owner of each of these limited liability companies and their real properties. In July 2012, Mr. Mizrahi and four business entities which he controlled filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Mizrahi’s counsel has advised the Company that the reorganizations became necessary as a result of a lenders’ claim of a default on a business loan and consequent cross-defaults on other business loans for which Mr. Mizrahi was personally liable. Counsel has also advised the Company that the reorganizations of Mr. Mizrahi and the entities which filed for Chapter 11 protection have been completed. Counsel further advises that two other entities controlled by Mr. Mizrahi entered Chapter 11 reorganization proceedings in 2014 and that those reorganizations were dismissed in 2015. The CM Loan borrower, MIS NW 345 LLC, was not among the parties that filed for Chapter 11 reorganization.

DIRECTORY FOR LOAN

Mortgaged Property	345 NE 80 St, Miami, FL 33138-4412

Borrower	MIS NW 345 LLC

Borrower Controlled by	Ofer Mizrahi

Lender	Korth Direct Mortgage, LLC 2937 SW 27th Avenue Miami Florida 33133 Contact: James W. Korth Tel: 305-668-8485 Email: jwkorth@jwkorth.com

Underwriter
J.W. Korth & Company Limited Partnership
6500 Centurion Drive, Suite 200
Lansing, Michigan 48917
Website: www.jwkorth.com
Contact: James W. Korth, Holly MacDonald-Korth
Tel: 305 668 8485
Email: info@jwkorth.com

Appraiser	BBG, LLC

Appraisal Reviewer	Guerra Group Valuation & Consulting Inc.

CM Loan Underwriting

KDM is an asset based lender and believes there are six basic factors that must be analyzed to issue a new loan and to measure ongoing loan performance. These factors are:

Location: Determined by mapping the property and initially and annually reviewing statistical sources regarding the economics of the location

Type: Determined by use of property as stated by borrower and verified by initial and annual site visits

Loan to value (“LTV” as defined below): Determined by an independent, licensed appraiser, as well as by an appraisal review and annually updated by a desktop appraisal.

Debt Service Coverage Ratio (“DSCR” as defined below): determined as described below, which through a single ratio summarizes operating income, vacancy rate, and expenses.

Age and Physical Condition: Determined by initial and annual site visits and review of expenditures on improvements.

Borrower Experience: Determined by the borrower’s history with the property type as well as acquiring credit reports initially on the principals of the borrower

KDM focuses its efforts entirely on these six factors regarding its CM Loans and reports its calculations regarding these factors initially and at least annually for each CM Loan in its quarterly and annual reports. KDM reviews financial statements provided by borrowers in conjunction with the appraisal, and takes from them what it believes to be relevant to perform its Cash Flow Analysis for each CM Loan. KDM also compares certain expense numbers with estimates for comparable properties provided by the independent appraisal. KDM compares the borrower expense number to the appraisal estimate, and uses the higher of the two in its Cash Flow and DSCR Analysis. KDM does not publish borrower financial statements in its ongoing reporting. Therefore, investors must rely on KDM for information relevant to their investments in the Notes. See “Risk Factors- Should KDM cease to complete its annual underwriting and reporting for each CM Loan, investors may lack the necessary information to make judgements regarding their investments in the Notes.”

Definitions

“Cash Flow Analysis” is, with respect to one or more of the mortgaged properties securing a CM Loan, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Net Operating Income expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and (if applicable) tenant improvements and leasing commissions. For this purpose:

●
“Effective Gross Income” means, with respect to any mortgaged property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Net Operating Income” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income. KDM also uses the allowance for vacancies as estimated in the appraisal for the properties if this number is higher as a percentage of gross income than reported by the borrower.

●
“Total Operating Expenses” means, with respect to any mortgaged property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were determined based on unaudited, borrower provided information on the basis of the same information as the “expense” component described below. KDM also uses the expenses as estimated in the appraisal for the subject property if this number as a percentage of gross income is higher than reported by the borrower.

To the extent available, selected historical income, expenses and net income associated with the operation of the related mortgaged property securing the CM Loan appear in the cash flow summary. Such information is one of the sources of information on which calculations of Net Operating Income are based. The historical information presented is derived from unaudited financial statements provided by the borrowers. During the origination of a loan bank statements of borrowers are compared with rent-rolls for accuracy. The historical information in the cash flow summaries reflects adjustments made by KDM to exclude certain items contained in the related financial statements that were considered not relevant in calculating Net Operating Income and is presented in a different format from the financial statements to show a comparison to the Net Operating Income.  In general, solely for purposes of the presentation of relevant historical financial information, the amount set forth under the caption “gross income” or “revenue” consists of the “total revenues” set forth in the applicable financial statements. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude non-related expenses, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations. KDM also compares certain expense numbers with estimates for similar properties provided by the independent appraisal using national databases. If the appraisal estimates are a higher percentage of gross income than reported by the borrower, we use the estimates from the appraisal for the Cash Flow Analysis and the DSCR.

“Debt Service” is the monthly or annual mortgage payment amount for the subject CM Loan.

“Debt Service Coverage Ratio”, ( “DSCR” )means the ratio of the underwritten Net Operating Income for the related mortgaged property or mortgaged properties to the Debt Service.

DSCRs are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. DSCRs presented by us are not forecasts but rather calculations of historical information. See the definition of “Net Operating Income” below.

 “Net Operating Income” (“NOI”) means, for any given period (ending on the “NOI Date”), the Effective Gross Income derived from a mortgaged property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

•	non-cash items such as depreciation and amortization,
•	other business expenses that may be related to activities not directly related to the operation of the property, and
•	capital expenditures, and
•	debt-service on the related CM Loan or any other loans that are secured by the mortgaged property.

Reliance on the Independent Appraisal for Each CM Loan Property

In calculating the Net Operating Income for a property, we rely on the appraisal report for the industry-wide estimates of reasonable vacancy rates, building and maintenance expenses, and management fee expense. When the actual reported vacancy rate, management fee expense or building and maintenance expenses are lower than the estimates contained in the appraisal, we use the value provided in the appraisal report for our Cash Flow Analysis and DSCR calculations for the property. This means, if any estimated number in an appraisal as compared with a number provided by the borrower would lower the DSCR, then for the DSCR analysis KDM uses the appraisal estimate. It is also important to note each independent appraisal is reviewed by a second independent appraiser.

 Sources and Uses of Information for the Cash Flow Analysis and Debt Service Coverage Ratio Analysis

As part of the CM Loan underwriting process, KDM collects unaudited profit and loss information via a form provided to the borrower. This form collects both per-unit rental information (referred to as the “rent roll”) as well as a detailed list of expenses for the prior two years as well as the current partial year, if applicable. The borrower signs and certifies the accuracy of the information. The appraisal for the property also provided estimates for the major expense categories based on industry standards. Data from these statements were used to complete KDM’s Debt Service Coverage and Cash Flow Analysis whenever the expenses shown by the borrower were higher than the appraisal estimates and vice versa when the appraisal estimates were higher.

Rent rolls are also submitted along with checking account statements from the borrower. Rent rolls are verified by analyzing the checking account statements of the borrower.

The process of collecting and using the information from the borrower financial statements and the appraisal is described for each major category in the paragraphs below.

Taxes and Insurance Expenses - The tax and insurance expenses were verified by the tax and insurance bills.  Actual numbers are used to the extent they are available and verifiable. If actual numbers are not available, such as in a property purchase, KDM will use estimates provided by the appraisal .

Vacancy Rate Estimate -The vacancy rate calculation is determined by comparing the actual vacancy rate with the appraisal estimate. We use the higher of the two.

CM Loan Property Specifics: The vacancy rate for this property type in this area, as recommended by the appraisal is 5%. The vacancy rate on the CM Loan property is currently 1 of 10 units or 10%. The Gross Income number reflected in our DSCR analysis below reflects the 10% vacancy this is higher than the appraisal estimated. Therefore we used the borrower’s actual vacancy rate.

Property Management  Fee Expense -The cost of property management is determined by comparing actual expenses with the estimated expenses provided in the property appraisal.We use the higher of the two.

CM Loan Property Specifics: The Sponsor has over 10 years’ experience owning and managing income- producing investment properties.  He currently has 5 commercial real estate properties in his real estate portfolio of commercial real estate investment properties.  Each one of these 5 properties he self- manages and he holds each property under a different LLC of which he is the sole owner.  The borrower provided profit and loss information on this property included a management expense. However, it was less than the management expense estimate of 5% of Effective Gross Income estimated in the appraisal. Therefore we have used the appraisal recommended value for properties of this type.

Repairs and Maintenance Expenses-The cost of repairs and maintenance is determined by comparing the actual expenses with the estimated expenses in the property appraisal. We use the higher of the two.

CM Loan Property Specifics: The borrower purchased the property in November 2015 and has invested $618,056.82 into the property to increase its marketability to the rental market.  The information provided below is from the 2017 calendar year. The property was in transition during 2016 while the landlord made upgrades and installed new tenants. For this reason, our calculations are based on the 2017 numbers. We have included profit and loss information received from the borrower below.  Due to the extensive upgrades and renovations to the property we have deemed the subject property as up-to-date and not needing new major repairs.   The borrower financial information included some maintenance numbers, but did not include repair expense for 2017. Accordingly, we have  included a repair and maintenance expense of $0.30/sq. ft. for this 10,000 sq. ft.  property of $3,000 annually as estimated in the appraisal.

Rental Income and Lease Terms -Rent payments in the tables below were verified by matching individual deposits in the Borrower’s checking accounts and to the rent roll. This also allowed KDM to verify the on-time payment history for the tenants for the most recent month at the time of CM Loan underwriting.

 CM Loan Property Specifics: The following tables are specific to the CM Loan covered by this prospectus. Entries have been made according to the paragraphs above.

Rent Roll - Provided by the borrower and tested by KDM using borrower bank statements.

MIS NW 345 LLC
Rent Roll
April 01, 2018

			Gross Price		BASE RENT		RE TAX	CAM	TOTAL CONTRACTED RENT		VACANT UNITS	TOTAL
Suite			Per Sq Ft	Lease								Contracted +
No.	Tenant Name	Area	Start	Exp	PSF	Annual	Annual	Annual	PSF	Annual	Annual	Market	Business
312	Carlos Talavera	1,400	07/18/13	MTM	$17.14	24,000.00	0.00	0.00	$17.14	$24,000.00		$24,000.00	Commercial
314	ConKreto Inc dba Top Cement USA	1,600	11/10/15	11/09/20	11.58	18,522.00	1,890.00	3,150.00	14.73	$23,562.00		$23,562.00	Showroom
316	Krome Construction	1,400	01/01/18	12/31/19	23.57	33,000.00	2,750.00	0.00	25.54	$35,750.00		$35,750.00	Retail
318	Lualdi	1,400	03/01/17	02/28/21	27.00	37,800.00	0.00	0.00	27.00	$37,800.00		$37,800.00	Showroom
320	Lualdi	1,400	03/01/17	02/28/21	27.00	37,800.00	0.00	0.00	27.00	$37,800.00		$37,800.00	Showroom
322	Vacant	1,600			0.00	0.00	0.00	0.00	0.00	$0.00	$30,608.00	$30,608.00	Vacant
324	Rey Marine Air Corp	1,400	03/09/18	03/08/21	13.11	18,357.84	0.00	0.00	13.11	$18,357.84		$18,357.84	Commercial
326	Sleep on Green	1,750	10/01/16	09/30/19	12.60	22,050.00	3,150.00	3,150.00	16.20	$28,350.00		$28,350.00	Showroom
328	Capture Events	1,750	08/01/16	07/31/21	15.12	26,460.00	3,150.00	1,890.00	18.00	$31,500.00		$31,500.00	Office
330	Oscar Ono/Sagewood	1,600	04/01/16	03/31/19	14.18	22,680.00	1,134.00	1,134.00	15.59	$24,948.00		$24,948.00	Office
		15,300				$240,669.84	$12,074.00	$9,324.00	$17.13	$262,067.84	$30,608.00	$292,675.84

Unaudited Profit and Loss Information -Provided borrower, as of April 2018.

ANNUAL INCOME	2017	2016	2015
Rental Income Collected	229,762	116,875	11,474
Common Area Maintenance	13,909	3,250	-
Tax Income	11,561	2,850	-
Late Fee Income	75	-	-
Write-Offs	-	(1,200)	-
Total Income Collected	255,308	121,775	11,474
ANNUAL EXPENSES
Real Estate Taxes	22,660	23,091	-
Insurance	5,872	5,794	-
Utilities	6,185	1,361	-
Trash	2,005	903	-
Building Rep. & Maint.	-	858	-
Management Expense	9,401	-	-
Other Expense	1,447	4,957	375
Total Expenses	47,570	36,964	375
Net Operating Income	$207,738	$84,811	$11,099

List of Capital Improvements to Subject Property- Provided by the Borrower and verified by site inspection.

Cash Flow and Debt Service Coverage Analysis

The following information is calculated by KDM using the process described for each category in the paragraphs above.

DSCR Calculated using Current Rent Roll
Expenses shown are the higher of 1) Actual 2017 Values, or 2) Appraisal Estimates
Ordinary Income	Monthly
Gross Rental Income (based on Rent Roll at 10% current vacancy)	$20,055.82
Late Fee Income	6.25
Tax Income - RE Tax	963.39
Utilities & CAM Income	1,159.12
Effective Gross Income	$22,184.58
Operating Expenses
Insurance Expense	$(489.35)
Management Fee (5%)	$(1,109.23)
Property Taxes	$(1,888.33)
Repair and Maintenance ($.30/sq ft)	$(250.00)
Utilites	$(515.38)
Waste/Cleaning	$(167.11)
Total Expenses from 2017 P&L	$(4,419.39)
Net Operating Income (NOI)	$17,765.20
Less Debt Service	$(10,020.83)
Net Profit after Debt Service	$7,744.36
DSCR = Net Operating Income / Interest Only Payment	1.77

Location of Mortgaged Property

The following map shows the location of the property known as 345 NE 80 St, Miami, FL 33138-4412

Copies of the following documents are available upon request to KDM at info@korthdirect.com.

•	Appraisals
•	Appraisal Reviews
•	Deeds of Mortgage
•	Promissory Note

RATINGS FOR CM LOAN COVERED BY THIS PROSPECTUS

For KDM 2018-L001, we have scored the CM Loan as follows:

Category	Score
CM Loan to Value	5
Credit Score of Borrower	4
Debt Service Coverage	4
Property Type	2
Property Improvement/Age	4
Property Demand	5
Building Condition	3
Total	27

Consequently, pursuant to our formula, we have assigned a KDM Rating of “A” to CM Loan KDM2018-L001. The KDM rating was determined in March, 2018. The KDM rating will be updated annually, near the anniversary date of the loan.

KDM Rating Specifics: KDM has given the property an improvement/age score of 4, due to the extensive improvement and remodeling of the building over the past two years, with capital expenditures over $618,000, to bring it up to current style and standards.

Egan-Jones Ratings Company, an NRSRO, was also engaged by KDM to rate this CM Loan and has assigned a rating of  A-.  The Egan-Jones rating was completed in March, 2018, and will not be updated annually. It may be updated from time to time by KDM or at the request of investors.

We are not an NRSRO and we do have a conflict of interest in issuing our own ratings. Please see a discussion of our rating process in the section titled “The KDM CM Loan Rating Program”.

USE OF PROCEEDS

The proceeds from the sale of the Notes will be used to redeem the $1,850,000 of Mortgage Secured Notes (KDM2018-N001PP) purchased by an affiliate as bridge financing.

 PLAN OF DISTRIBUTION

The Notes will be distributed by the Underwriter and members of the Selling Group on a best efforts basis at a commission of 1.00% of the dollar amount of Notes sold by them.  KDM has agreed to indemnify the Underwriter and the Selling Group and against liabilities under the Securities Act of 1933, or to contribute to payments that the brokers or dealers may be required to make in respect of these liabilities.

DESCRIPTION OF THE NOTES

The following is a summary of particular terms and conditions of the Notes and is not complete.  Additional terms of the Notes may be found in the indenture referred to below.

General

The Notes will be issued under a Trust Indenture and Security Agreement dated November 17, 2017, as amended or supplemented (the “Indenture”), between KDM and Delaware Trust Company. The following statements are summaries of the material provisions of the Indenture and the Notes.

The Company will issue notes in a series, including the KDM2018-N001 Mortgage Secured Notes described in this prospectus. There is no limitation on the amount of MSN Notes which may be issued. The outstanding Mortgage Secured Notes on the date of this prospectus are:

Each MSN Note corresponds to a CM Loan. All MSN Notes are U.S. dollar denominated. Each MSN Note will have a stated interest rate that is the same as the interest rate for the corresponding CM Loan less the Servicing Fee and an aggregate stated principal amount equal to the corresponding CM Loan. Other terms, such as pre-payment penalties, amortization schedules, and maturity date will be the same as the corresponding CM Loan.

Notwithstanding the foregoing, KDM has no obligation to make any payments on the MSN Notes unless, and then only to the extent that, KDM has received payments on the corresponding CM Loan, as described under “Payments and Paying Agents” and “Limitations on Payments.” The MSN Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

MSN Notes of each series will have a stated term. The Indenture does not limit the aggregate principal amount of MSN Notes that KDM can issue under the Indenture or the size of any series. KDM may fund some or all of a CM Loan itself. MSB Notes will be issued to KDM for the amount of the CM Loan that KDM determines to fund itself or which are funded by affiliates. These MSN Notes may be redeemed from the proceeds of sale of notes or resold by KDM or affiliates in secondary market transactions, as may be available for transactions of that kind, KDM will not notify Noteholders if it sells notes it has purchased.

MSN Notes and CM Loans receive a designated number, as follows: KDM and four-digit year, a hyphen, then a letter and number series of three digits beginning 001. The three digits will be identical for CM Loans and their corresponding MSN Notes. CM Loans will have the letter “L” before the three digits and corresponding Notes will have the letter “N”. Accordingly, as an example, CM Loan Number KDM 2017-L031 will correspond directly to Note Number KDM 2017-N031.

We may at any time purchase MSN Notes at any price or prices, in the open market or otherwise. MSN Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Security for the Notes

Pursuant to the Indenture, the MSN Notes will be senior to all other indebtedness of KDM and separate and distinct from each other. The MSN Notes will be secured special obligations of KDM. The security for each series of MSN Notes will be the mortgage, the loan and the proceeds that KDM receives from the corresponding note and first mortgage obligation of a borrower. This security is made under the caption “Security Agreement” in Section 3.8 of the Indenture. A key part of the security arrangement under the Indenture is that each series of MSN Notes is separately secured by the CM Loan that corresponds to that series. Therefore, the security for the Notes offered herein is specifically the CM Loan described herein.

KDM will be obligated to pay on each MSN Note in a series only if, and to the extent that, KDM receives principal, interest, or late fee payments from the borrower on the corresponding CM Loan funded by the proceeds of that series, and such borrower CM Loan payments will be distributed ratably among all MSN Notes of the series after deduction of KDM’s Servicing Fee.

Financial Covenant

The Indenture specifies that KDM may not incur debt other than the MSN Notes except compensation owed to employees, rent for offices or obligations to utility and informational services and any other services which assist it in carrying out its mortgage lending, mortgage servicing, and Note servicing functions. There are no other financial covenants limiting KDM’s activities.

Payments and Paying Agents

Subject to the limitations described under “Limitations on Payments,” KDM will make payments of principal and interest on the Notes on the twenty-fifth day of each month or the next business day, provided we have received payments on the CM Loan within four business days prior to the Payment Date. If payments are received after the twenty-first day of the month, KDM will pay investors the following month.  The four business day margin will allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each MSN Note, including the Notes offered by this prospectus, will be the same as the interest rate on the corresponding CM Loan, less the Servicing Fee. Interest will be computed and will accrue on Notes in the same manner as the interest on the corresponding CM Loan is computed and accrues.

All payments received from CM Loans with corresponding Notes will be collected in a special segregated account named “In Trust For 2” Segregated Account. KDM will make all required payments on each Note via wire transfer to  DTC and its participants as described under “Registration and Settlement” on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

Principal of and interest on the Notes will be paid to owners of a beneficial interest in the Notes in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Registration and Settlement.” We will irrevocably deliver no later than 1:00 p.m. New York time on each Interest Payment Date, Maturity Date or the date of earlier redemption or repayment (if the Notes are to be redeemed or repaid prior to a stated maturity date), to DTC, funds sufficient to make payments of the amount payable in respect of the Notes on such date, or such lesser amount as we have received on a CM Loan. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Notes entitled thereto.

In the event that any Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any fixed rate note is not a Business Day (as defined below), principal and/or interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment. If an Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any floating rate note based on LIBOR falls on a day that is not a Business Day, it will be postponed to the following Business Day and no additional interest will accrue as a result of the delay in payment, except that if that Business Day would fall in the next calendar month, the Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment will be the immediately preceding Business Day.

Unless we specify otherwise in the prospectus, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. With respect to MSN Notes as to which LIBOR is an applicable interest rate basis, the day also must be a London Business Day in order to be a Business Day. “London Business Day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

Any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the Notes in respect of which such payments are made.

Limitations on Payments

To the extent that anticipated CM Loan payments from a CM Loan are not received by KDM, no payments will be due and payable by KDM on the MSN Notes related to that CM Loan unless KDM receives payments under an assignment of rents or a foreclosure is completed and the property has been sold by KDM.

Assignment of Rents

For all CM Loans, should the borrower default KDM, as lender, pursuant to an assignment of rents, will require the renters of the property pay their rents directly to KDM. In these cases, KDM will forward each Noteholder’s pro-rata share of the rents collected less any out of pocket costs, such as legal fees, for executing an assignment. In such cases, an assignment of rents should not curtail or delay a foreclosure and subsequent sale on the property to recover the principal on the CM Loan.

Prepayments

To the extent that a borrower prepays a CM Loan, MSN Noteholders will be entitled to receive their pro-rata share of the prepayment and any penalty that is owed by the borrower on the next payment date for the MSN Notes. In the case of a partial prepayment of a corresponding CM Loan, we automatically reduce the outstanding principal and the term of the CM Loan is reduced, but the monthly payment amount remains unchanged.

Servicing Covenant

Under the Trust Indenture, KDM is obligated to use commercially reasonable efforts to service and collect CM Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the CM Loans. If KDM refers a delinquent CM Loan to a licensed attorney for collection, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, without the consent of the corresponding Noteholders, KDM may, at any time and from time to time, amend or waive any term of a CM Loan if it believes it is in the best interests of the Note holders. The Indenture contains financial covenants or other covenants limiting KDM’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The Indenture prohibits KDM from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership, or trust, and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental Indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and
•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $1000 or integral multiples of $1000. The Notes will be issued only in registered form and only in a single master note in the name of\Cede & Company and delivered to the facilities of Depository Trust Company for credit to each broker dealer member and further credit to their affiliated broker dealers and the clients of those broker dealers who own Notes. We will not issue certificates for the Notes. Investors will be required to hold their Notes through their broker dealer.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

Amortization

The amortization of the MSN Notes will be the same as the amortization requirements of the corresponding first mortgage CM Loan and described in the prospectus for each series of MSN Notes.

Events of Default

Under the terms of the Indenture, any of the following events will constitute an event of default on a series of MSN Notes:

•	failure by KDM to make required payments on the MSN Notes for 30 days past the applicable due date, when payments have been received for a corresponding CM Loan;

•
failure by KDM to perform, or the breach of, any other covenant for the benefit of the holders of the MSN Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the notes of any series for which such default exists as provided in the Indenture, subject to an additional 90 day cure period; or

•	specified events relating to KDM’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the Indenture if we do not make payments when a borrower does not make payments to us on the CM Loan corresponding with the particular series of MSN Notes. In that  case, KDM is not required to make payments on Notes, and is accordingly not in default.

An event of default with respect to one series of MSN Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency, or reorganization as provided in the Indenture, then the stated principal amount of the Notes shall not become due and payable immediately without any act by the Trustee or any holder of Notes. Notes shall continue to be due and payable only if the corresponding CM Loan has made payments.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the Trustee (and without notice to any other holder of MSN Notes), may, on behalf of the holders of all such MSN Notes, waive an existing default with respect to such MSN Notes and its consequences except (1) a default in the payment of amounts due in respect of such MSN Notes or (2) a default in respect of a provision of the Indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

If an Event of Default shall have occurred and be continuing with respect to any Series of Notes, the Holders of at least a majority in aggregate principal amount of the outstanding MSN Notes of such series for which a Default exists may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the MSN Notes. If the series of MSN Notes includes more than one class, the holders of MSN Notes of all classes shall vote together, without distinction among the classes.  Such direction shall not be in conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not in the Trustee’s reasonable discretion be adequate.  Before proceeding to exercise any right or power hereunder at the direction of such Holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity, against the costs, expenses and liabilities, which might be incurred by it in compliance with any such direction.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability.

A holder of any MSN Note of any series may not institute a suit against us for enforcement of such holder’s rights under the Indenture or pursue any other remedy with respect to the Indenture or the MSN Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at a majority in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding MSN Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The Indenture requires us every year to deliver to the Trustee a statement as to performance of our obligations under the Indenture and as to any defaults.

Clearance and Settlement

Unless we specify otherwise, the MSN Notes will be issued only in book entry form through the facilities of DTC and will be represented by the single master note. The master note will be registered in the name of the nominee of DTC. Transfers or exchanges of the MSN Notes may only be effected through a participating member of DTC. So long as DTC or its nominee is the registered owner of a MSN Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MSN Note for all purposes under the Indenture. No MSN Note issued in book-entry form will be issuable in certificated form.

Satisfaction and Discharge of the Indenture

The Indenture will generally cease to be of any further effect with respect to a MSN Note if the MSN Note has been fully satisfied with all payments due (either according to its schedule or through foreclosure and sale of the related property) from the underlying CM Loan being made and such MSN  Note has been delivered for cancellation.

Governing Law

The Indenture and the MSN Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Delaware Trust Company is the trustee under the Indenture. From time to time, we may maintain deposit accounts and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the Trustee must resign.

THE KDM CM LOAN RATING PROGRAM

We may require a rating from a National Recognized Statistical Rating Organization (“NRSRO”). An NRSRO is registered with the SEC and has done so by achieving a set of application standards. NRSRO ratings are often acceptable to regulated organizations such as banks, insurance companies and pension funds.

We also may give each of our CM Loans or CM Loan groups a rating. Ratings are disclosed on our website for each CM Loan and corresponding Note. CM Loans and corresponding Notes are reviewed periodically and ratings may expire or be changed at any time.

We are not a Nationally Recognized Statistical Rating Agency (NRSRO) as defined by the Securities and Exchange Commission. We have certain conflicts of interest in producing our ratings. We discuss management of these conflicts of interest below. We have no history of performance under our ratings categories. The ratings categories are based on the judgment of KDM staff. As we develop a history we will publish our track record in various future filings and on our website. Please see the Risk Factor “Our Proprietary Ratings System is untested and based on broad assumptions for which we have no statistical basis”

KDM ratings and ratings of NRSRO are generally effective for one year from the closing date of the loan. There is no obligation by us or any NRSRO to extend that period. However, it may be extended on request from an investor. Should an extension be required we and an NRSRO may charge a fee to update the rating.

Our transactions are generally single borrower or single asset transactions. The first has a CM Loan secured by one or multiple properties and the second are by grouping of CM Loans to one borrower. In these group CM Loans, they are often cross-collateralized and have cross-default terms. Credit risk for these transactions is identified at several levels – the sponsor, property type, property age, property count, geographic location, CM Loan to value, debt service coverage ratio. To account for these risks as we analyze and rate potential CM Loans, we look separately at each of these factors and weight each with a score for each factor. Our scoring matrix is below:

Score Categories	Possible Maximum
CM Loan to Value	7
Credit Score of Principal	5
Debt Service Coverage	4
Property Type	4
Property Age	5
Property Demand	5
Building Condition	3

Total	33

CM Loan to Value – KDM CM Loan to Value, LTV, is based off of the appraised value of the property. In a foreclosure scenario, we believe basing our CM Loan.  Any LTV of 54.99% or less will receive a maximum rating score of 7 and any CM Loan with an LTV of no greater than 80% will receive a 1.

Credit Score of Principal – Our borrowers are single-purpose entities and not individuals. Nevertheless, wherever possible, we analyze the credit score from the controlling owner of the single purpose entity. If it is another entity we will look back to the owner of that entity until we identify an individual. In some cases, the individual may be the attorney in fact for the beneficial owner. We seek to measure the credit of the individual most responsible for the performance of the loan, and refer to this individual as the “Principal” for the loan. The Principal may not be liable as a borrower or guarantor of the CM Loan. See “Risk Factors-The credit rating that we use in our rating system for our mortgages may not be the credit rating of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.” Credit Score category values range from 1-5 with the anything above 740 receiving a 5 and less than 660 receiving a 1.

Debt Service Coverage Ratio – For us, DSCR is monthly net operating income (“NOI”) divided by the monthly loan payment amount. NOI is the estimated net cash flow of the property after all management expenses, replacement reserve, vacancy estimate, taxes, and insurance. The DSCR rating score is broken down as follows:

DSCR > 1.35 = A maximum score of 4
DSCR > 1.30 = 3
DSCR > 1.25 = 2
DSCR > 1.20 = A minimum score of 1

Property Type – Using historical commercial Loan performance data we have developed a rating system based on property type.  KDM believes historical commercial Loan performance is one of the strongest indicators currently available to us as a measure of risk.  The scoring system is as follows:

Multifamily	4
Mixed-use	3
Self-Storage /Warehouse	2
Retail	1

Property Improvement/Age – KDM believes there will generally be stronger demand for a newer property than for an older property. Similarly, recently improved and updated properties receive preferential scoring.  Major interior improvements include interior upgrades like new flooring, kitchens, appliances, or bathrooms. Major structural and exterior improvements include new roofing or major upgrades to common areas. KDM scores the property based on the latest major improvements, or, if this does not apply, then the age it was constructed. The scoring system is as follows:

Age  < 9  = 5
Age > 10 = 4
Age > 20 = 3
Age > 30 = 2
Age > 40 = 1

Property Demand – KDM’s property demand scoring is based off of the growth of the metropolitan statistical area (“MSA”) over the last two censuses for the MSA in which the subject property is located.  Historical data has shown a strong correlation between population growth and local economic strength.  KDM will still make the necessary adjustments to large metropolitan statistical areas that may not look as strong as a small community with a sudden population growth.  The scoring system is as follows:

Growth > 5% = 5
Growth > 4% = 4
Growth > 3% = 3
Growth > 2% = 2
Growth > 1% = 1

Building Condition – For all property types, KDM believes property condition is a strong indicator of the property’s potential.  A property in excellent condition is going to have the opportunity to attract more customers and potential to produce more income than a merely serviceable property.  The scoring system is as follows:

Excellent          3
Average          2
Serviceable     1

Once the scoring system is completed for each CM Loan and its corresponding Note, we then apply a standard statistical rating letter formula. This formula is as follows:

Rating	Composite Score
AAA	33
AA	31
A	27
BBB	22
BB	18
B	13

Obligations rated:

AAA	are judged to be highest quality, subject to the lowest level of credit risk.
AA	are judged to be of high quality and are subject to very low credit risk.
A	are judged to be upper-medium grade and are subject to low credit risk.
BBB	are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.
BB	are judged to be speculative and are subject to substantial credit risk.
B	are considered speculative and are subject to high credit risk.

A plus or minus sign may be added when a loan score falls between two letter categories and depending on which letter category is nearest to the score. If the score is the mid-point between two letter categories then the CM loan will go to the highest letter score and receive a minus sign.

Conflicts of Interest Regarding our Ratings

We have a conflict of interest regarding our ratings. Currently, the same people doing our ratings may also benefit from the sales of Notes and making new CM Loans. Further, we are 100% owned by J. W. Korth & Company which may be distributing our Notes and making a market in our Notes. Ratings will be reviewed periodically and updated as necessary for each CM Loan and the corresponding Notes. The secondary market prices for our Notes may move up or down if the rating is changed. Therefore, to limit the effect of the conflict of interest between traders making markets and changes in ratings, it shall be a strict policy of the company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible. Another mitigating factor regarding these conflicts of interest is that our ratings are most generally based on verifiable numbers and metrics.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

Unless we specify otherwise, all the Notes we offer will be issued in book-entry form only. This means that we will not issue certificates for Notes. Instead, we will issue a single Master Note in registered form. The Master Note will be held through DTC. Accordingly, Cede & Co., as nominee of DTC, will be the holder of record of the Notes. Each Note represents a beneficial interest in the Master Note. For purposes of this section, “Note” refers to a tranche of Notes.

Beneficial interests in a Note will be shown on, and transfers are effected through, records maintained by DTC or its Participants. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of beneficial interests in the Notes will be accomplished by making entries in DTC Participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered owner of the Master Note, DTC or its nominee will be the sole holder of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes (“Certificated Notes”) and will not be considered a holder for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC Participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

The Master Note representing Notes will be exchangeable for Certificated Notes in fully-registered form of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if (1) DTC notifies us that it is unwilling or unable to continue as depository; (2) DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or (3) we instruct the Trustee that the Master Note is exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the owners of beneficial interests in the Master Note representing the Notes and the appropriate reduction shall be reflected in the records evidencing the tranche of Notes held in book-entry form.

Registration and Transfer of Certificated Notes

If we ever issue Notes in certificated form, those Notes may be presented for registration of transfer or exchange and for payment at the office or agency of the Company, or a transfer agent that may elect.

We will not be required to (1) issue, register the transfer of or exchange any Note to be redeemed for a period of 15 days preceding the day of mailing of the relevant notice of redemption; or (2) register the transfer of or exchange any Note that was selected for redemption, except the unredeemed portion of any Note being redeemed in part.

Delaware Trust is the FAST Transfer Agent chosen by KDM for the Notes.

ABOUT KDM

Management’s Discussion and Analysis of Operations

Overview

Korth Direct Mortgage, LLC, (“KDM”) is an asset-based mortgage lender. This means our loans are non-recourse to the borrower and are designed to give us rapid recourse to the property via assignment of rent agreements and foreclosure proceedings within 30 days if borrowers do not adhere to loan covenants, which include making timely loan payments, maintaining the physical condition of the property, sending us updated leases and rental information, annual financial reporting, and maintaining a specified debt service coverage ratio. When we underwrite a loan we focus on six basic factors regarding properties: type, location, condition, loan to value, debt service coverage ratio, and experience and credit rating of the principal(s) in control of the borrower.

We perform a detailed underwriting analysis of each of the six basic factors in each of our offering prospectuses. Additionally, at the anniversary of each CM Loan, we get an updated appraisal addendum value for the property, also known as a “desktop appraisal,” complete a site visit, and receive and analyze updated rent-rolls and revenue and expense statements from our borrowers. We then re-underwrite the property by recalculating debt service coverage ratio, loan to value, and an assessment of condition and report those in our first periodic report thereafter filed with the SEC. KDM also rates each of its CM Loans and updates its ratings at the same time properties are re-underwritten.

Korth Direct Mortgage, LLC, was organized in Florida on July 24, 2009, under the name HCMK Consulting, LLC.  We changed our name to J. W. Korth & Company, LLC, in November 2010, and then to Korth Direct Mortgage, LLC, on August 24, 2016. Our principal executive offices are located at 2937 SW 27th Avenue Suite 307, Miami, Florida 33133, and our telephone number is (305) 668-8485. Our website address is www.korthdirect.com.

Korth Direct Mortgage, LLC, began its formal operations in October of 2016 when we engaged our Chief Lending Officer. KDM is a licensed Mortgage Lender Servicer with the State of Florida. Our NMLS License Number is 1579547. Our operating history is limited. We are primarily supported by our parent company, J. W. Korth & Company Limited Partnership, a FINRA and SEC registered broker-dealer founded in 1982. We believe we will continue to be supported by our parent company through 2018.  Over this period, we believe that we will achieve adequate revenue and cash-flow through making and servicing CM Loans to make us self-sufficient. We do not anticipate the need to raise any funds to finance our operating expenses during this period. During this period, any staffing requirements will be supplied by our parent company. These services and office space are provided free of charge in anticipation of the future success of KDM by the owners of the parent. During this period, we anticipate no research and development expenses and no expenses for plant and equipment, and that office space will be provided by J. W. Korth & Company. We intend to rent space and hire employees or assign employees, from J. W. Korth & Company to KDM as business development requires. As we hire or are assigned employees the expenses of those employees will accrue to us.

The total support we have received from J. W. Korth & Company through December 31, 2017 is $334,324. The Support  Agreement provides support that is at the discretion of J. W. Korth & Company, and could be ended at any time for any reason. However, J. W. Korth & Company expects to continue to provide approximately another $200,000 to support KDM after which it is expected to be self-supporting.

Results of Operations for Year Ended December 31, 2017

Although revenue for 2017 was minimal at $46,032, we are optimistic about future revenues. Servicing was 9.5% of revenue while origination fees accounted for 87% of revenue. Underwriting expense consumes approximately half (49.7%) of origination revenue; both of these are variable revenue and expense proportional to loan size and we expect their relationship to remain approximately the same. On the other hand, ratings and licensing fees, which account for 38% of expenses, are fixed costs whose proportion of overall expenses becomes deminimis as loan amounts increase.

We expect to become cash flow positive by year end if we meet projections of closing $75 million in loans. We do not expect to increase staff by a material amount until we have sufficient pipeline and servicing to warrant additional outlay. Our liquidity needs in the meantime will be met by our parent company, J. W. Korth & Company, which has sufficient capital to support our operations.

We have received strong demand for the Notes. The biggest risk to our business model is the rate at which we are able to close loans. We are in the process of obtaining a warehouse line of credit to help cover the gap between closings and when the SEC grants an effective date to the deals to become effective. Accelerating that timeline will be key to profitability.

Financial Condition for Year Ended December 31, 2017

At year end 2017, we had two loans on the balance sheet for a total of $1,999,132 at fair value. The original loan amounts totaled $2,009,000; however, one loan is amortizing, which we carry at its remaining principal balance. We have offsetting liabilities of MSNs payable that pair off the asset of mortgages owned.

Annually, near the anniversary of each loan, we will obtain an updated appraised value for the property. Since no loan has yet met its anniversary, we do not have updated appraisals for either of these loans.

Each borrower is required to provide us with year end financial statements for the property. We provide the loan level information below.

KDM 2017-001

As of June 30, 2018:
Property Address: 4771 78th Avenue and 14120 Palm St
Principal Balance:  $1,042,787
Current Appraised Value:  $1,920,000 (as of May, 2018)
LTV: 54.3%  (Previous Year: 55%)
Loan Status: Current
Current KDM Rating: A (unchanged)
Current Interest Rate: 5.25% Maturity: 5/1/2027 Interest Covenant: 3 years Current Annual Debt Service: $70,174 Current NOI: $131,894 Current DSCR: 1.88 (Previous year: 1.37)

This loan is performing. All payments have been made timely since inception. Our calculations are based on borrower provided, unaudited profit and loss statements, updated rent roll, tax bills, and insurance bills. We received a desktop appraisal for the property that confirmed the same value as at underwriting, of $1,920,000. KDM staff performed a site visit in May, 2018, and the properties were in acceptable condition.

The updated estimated NOI and DSCR have materially improved over the prior year due to the borrower’s raising rents upon renewal and installing individual meters for tenants to pay their own water bills. The properties are currently 100% occupied.

KDM reaffirms its original rating of A for the CM Loan. Its DSCR and LTV were already in the highest rating category, and therefore have no incremental effect on the KDM Rating.

KDM 2017-002

Property Address:  8400 Grand Canal Drive,
          445/447 SW 78th Pl, 7992 SW 4th St
Principal Balance:  $950,000
Current Appraised Value:  $1,605,000 (as of November, 2017)
LTV: 59.19%
Loan Status: Current
KDM Rating: BBB+
Current Interest Rate: 6.50% Maturity: 12/12/2020 Interest Covenant: 2 years Annual Debt Service: $61,750 Underwritten NOI: $78,570 DSCR: 1.27

This loan is performing. Timely payments have been received since it closed on December 21, 2017.

Results of Operations for the Three Months March 31, 2018

First quarter net income came in at $91,892, 36% of which was attributable to origination and servicing revenue, totaling $32,850, while the remainder of the net income was an unrealized gain of $130,043, which represents the net present value of the future servicing income. Two new loans were originated during the period, earning a total of $26,825, or 82% of revenue. Salaries, at $28,382, and Professional & Legal, at $34,050 made up 91% of expenses together, due to higher legal and audit expenses in the first quarter of the year. The two new loans that we made were not yet securitized, so there were no ratings or underwriting expense for the period.

We have received strong demand for the Notes. We issue the Notes pursuant to registration statements of which we file with the Securities and Exchange Commission on Form S-1. Echoing the sentiment from our 10-K, a significant risk to our business model is the rate at which we are able to close loans. We are still in the process of obtaining a warehouse line of credit to help cover the gap between closings and the time when registration statements for the sale of Notes to loans which we make become effective. Shortening the time between the date we file a registration statement for Notes and the effective date for our registration statements will be key to profitability.

Financial Condition for the Three Months March 31, 2018

As of March 31, 2018, we had four loans on the balance sheet for a total of $4,317,904 at fair value. The original loan amounts totaled $4,200,250; however, two loans are amortizing, which we carry at its remaining principal balance. We have recognized an unrealized gain of $130,043 which is the net present value of the future servicing income we receive from the loans made to date. We did not include this category of income on our year end financial statements, and it is a new category. This value is highly subjective and includes such variables as discount rate, prepay rate, and default rate; this value will be recalculated monthly and discount rate will change as interest rates change. The current value uses 6.5% for the discount rate and includes 0% constant prepayment rate (“CPR”) and default rates. We have no basis for estimating the CPR and default rate due to our newly formed operations, and are actively looking for a data provider to assist us with these estimates as our portfolio grows.

We expect to become cash flow positive by year end if we meet projections of closing $75 million in loans. We do not expect to increase staff by a material amount until we have sufficient pipeline and servicing to warrant additional outlay. Our liquidity needs in the meantime will be met by our parent company, J. W. Korth & Company, which has sufficient capital to support our operations.

The total support we have received from J. W. Korth & Company through March 31, 2018, is $382,626.  The Support Agreement provides support that is at the discretion of J. W. Korth & Company, and could be ended at any time for any reason. However, J. W. Korth & Company expects to continue to provide approximately another $200,000 to support KDM after which it is expected to be self-supporting.

Significant Pending Transactions

After completing our first two loans in December 2017, we have an additional approximately $9M deals in our pipeline across 3 additional properties – one multifamily, one warehouse/showroom space, and one warehouse distribution center. We expect these loans to close in 2018-Q2 and be distributed once effective.

Sales, Marketing and Customer Service

Our marketing efforts are designed to attract borrowers to contact us and to enroll them as clients, and to close transactions with them. We employ primarily email correspondence to mortgage brokers, banks, real estate agents, and commercial property owners to encourage them to present CM Loans to us for possible funding through the issuance of corresponding Notes. We subscribe to lead generation databases and loan and property platforms to find loans. We are also contacting other financial institutions directly and through brokers who may own commercial mortgages, and will attempt to purchase mortgages for KDM.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance.

Competition

The market for mortgage lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the lending market:

•	pricing and fees;
•	experience, including borrower full funding rates and investor returns;
•	branding; and
•	ease of use.

We face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies as well as smaller private lenders.

We may also face future competition from new companies entering our market. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending programs. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Our success depends on developing the network of referral sources, described above, who will refer transactions to us and working with a Underwriter that simultaneously builds a ready market for our Notes to finance our lending. We believe both the mortgage broker network and the distribution network for Notes is accessible through email and direct contacts and advertising in key spots. We have ascertained that there is a large niche for small, competitive single asset mortgage securities in the $2-$20 million range.

It is highly likely that another brokerage firm or mortgage company may use our program as a model and attempt to execute it in a similar fashion. The market for commercial CM Loans is more than $5 trillion and the market for retail securities is estimated by us to be about 3 times that. This makes room for competitors. We, as a first mover, can be expected to benefit as others enter the marketplace and market saturation can be expected to be several years in the future.

Intellectual Property

We have intellectual property that is our process, our ratings system, and our internal systems. While we do not have extensive intellectual property, we believe our strengths lie in our knowledge of how to access the network of CM Loan brokers, our human capital, and the distribution network.

Employees

As of the date of this prospectus we employed two full-time employees and five J. W. Korth & Company employees are devoting partial time to developing the business. Our full-time employees include our Chief Lending Officer and an account executive responsible for developing the mortgage broker and the network for origination of CM Loans.

Facilities

As of the date of this prospectus, we maintained offices within the office of J. W. Korth & Company at 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133. This office is provided free of charge until we become profitable under a Support Agreement between J. W. Korth & Company and us.

Subsidiaries

As of the date of this prospectus we had no subsidiaries.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us or our parent, J. W. Korth & Company.

Prior Operation of the KDM Program

To date we have completed 5 CM Loans with a total initial principal value of $10,500,250. Our current monthly expenses are approximately $18,000 and are primarily supported by J. W. Korth & Company, our parent.

As of June 30, 2018
MSN ID	Property Type	MSN Status	CM Loan Amount	CM Loan Date	CM Loan Maturity	MSN Issue Date	MSN Maturity	Principal Balance	Appraised Value	Current LTV	Status
KDM2017-N001	Multifamily	Issued	$1,059,000	4/20/2017	5/1/2027	12/29/2017	5/1/2027	$1,042,787	$1,920,000	54.3%	MSN & CM Loan Performing
KDM2017-N002	Rental properties	Registration Statement Pending	$950,000	12/21/2017	12/12/2020	TBD	12/12/2020	$950,000	$1,605,000	59.2%	CM Loan Performing
KDM2018-N001	Warehouse flex space	Registration Statement Pending	$1,850,000	3/13/2018	3/12/2023	TBD	4/25/2023	$1,850,000	$2,775,000	66.7%	Awaiting first payment
KDM2018-N002PP	Multifamily	Privately Placed	$341,250	2/14/2018	2/14/2020	n/a	n/a	$340,382	$570,000	59.7%	CM Loan Performing
KDM2018-N 003	Warehouse	Issued	$6,300,000	4/27/2018	4/27/2023	4/27/2018	5/25/2023	$6,300,000	$10,500,000	60.0%	MSN & CM Loan Performing
			$10,500,250					$10,483,169	$17,370,000	60.4%

Government Regulation

Regarding CM Loans. We intend to focus our efforts in the commercial mortgage industry. Mortgages for commercial properties are lightly regulated and we believe there are generally minimal restrictions to our creating CM Loans for borrowers of a commercial variety. An area of regulatory concern is anti-money laundering and anti-terrorism federal statutes and we will use all means required to comply.

SEC Rule AB and Risk Retention Rules

We believe we are not an Asset Backed Issuer as defined in SEC Rule AB (17 CFR 229.1101 (c) (2)(ii) and therefore our securities are not subject to the “asset-backed security” regulations as defined in that rule. Further, we do not believe that we are subject to Risk Retention under RR (17 CFR 246), as our entity type is not in scope of the rule according to 12 CFR 244.1(c). However, should we be subject to any or all of these rules, we would be at risk as having to raise significant capital in order to continue doing business and our business accordingly may otherwise be adversely affected.

Investment Company Act

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we are excluded from registration by Section 3(c)(5)(c) of the Investment Company Act and  have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. This section of the Investment Company Act excludes businesses that make mortgages. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. If we are ever deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

Bank Secrecy Act

In cooperation with our mortgage broker CM Loan originators, we implement the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrowers, we apply the customer verification rules and screen names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation. We also have an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of commercial mortgage lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business.

In addition, see “Risk Factors” regarding the risks of government financial regulatory reform plans.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as borrowers and we do not operate outside the United States. Our business, therefore, is not subject to foreign laws or regulations.

Management

Executive Officers and Key Employees

The following table sets forth information regarding our executive officers and key employees as of the date of this prospectus:

Name	Age	Position(s)

James Korth*	67	Chief Executive Officer
Holly MacDonald-Korth*	42	Chief Financial Officer
Daniel Llorente	39	Chief Lending Officer

*Employed by J. W. Korth & Company

James W. Korth has been the Chief Executive Officer of KDM since its organization. He is the Managing Partner of J W Korth & Company, LP, which he started in 1982.  Mr. Korth has spent his business career as an investment banker in all manner of debt securities, including brokered CDs, and Certificates of Accrual on Treasury Securities (“CATS”), and has advised the US Treasury Department in the creation of the STRIPS program, and corporate General Term Notes, a Medium Term Note program emulated across the industry. Mr. Korth also manages several securities portfolios for clients of J W Korth & Company and holds his Series 4, 7, 24, 53, 66, and 79 licenses. He received his Master of Science from Michigan State University.

Holly MacDonald-Korth is the Chief Financial Officer of KDM since 2016. Since 2006, she has been the Managing Director and Chief Financial Officer of J W Korth & Company, where she oversees all operations, finance, and business development for the firm. Prior to joining J W Korth, Ms. MacDonald-Korth was Senior Vice President at Overstock.com and a financial systems analyst at the Board of Governors of the Federal Reserve. Ms. MacDonald-Korth is the daughter of James W. Korth. She received a Bachelor of Business Administration with Honors in Finance from University of Miami. She holds her Series 7, 24, 27, and 66 licenses.

Daniel Llorente is the Chief Lending Officer of KDM since 2016.  Mr. Llorente has over fourteen years of commercial and residential real estate financing experience at a variety of mortgage banks. Prior to joining KDM, Mr. Llorente was a Mortgage Loan Originator at Lakeview Loan Servicing. In 2013 and 2014 he served as an Associate Portfolio Manager at Bayview Loan Servicing. From 2012 -2013 he served as Assistant Vice President and Portfolio Manager at Intercredit Bank. From 2009 to 2012 he was Senior Loan Analyst at LNR Property LLC. Prior to that time he held positions at Regions Bank, Silver Hill Financial, and Lincoln Road Funding. All positions were in Miami, Florida and related to real estate financing. He is an ABA Certified Credit Analyst.  Mr. Llorente graduated from Florida State University with a degree in finance and received an MBA from Nova Southeastern University.

Executive Compensation

For the years ended December 31, 2016 and 2017, our Chief Lending Officer, Daniel Llorente, was  the only employee to receive compensation from us, received compensation of $120,000 from money transferred from J. W. Korth & Company pursuant to the Support Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth security ownership information pertaining to persons who are officers, directors, or known by us to beneficially own more than 5% of the membership interests in the Company, and of all of our directors and executive officers as a group, as of May 23, 2018.

The address for each person is c/o Korth Direct Mortgage, LLC, 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133.
Name of Beneficial Owner	Percentage Ownership
J W Korth &Company(1)	100%
_________________________

(1)
JW Korth LLC is the general partner and the owner of 73.6% of the partnership interests of J.W. Korth & Company, L.P. (“JWK”),  and may be deemed to have shared voting control and investment discretion over securities owned by JWK. JW Korth LLC is owned 80% by James W. Korth and 20% by Holly MacDonald-Korth, who are the sole officers and directors of the Company.  Of the 26.4% of JWK not owned by JW Korth LLC, Mr. Korth owns 1.4% and Ms. MacDonald-Korth owns 9% directly. Pamela Hipp owns 7.0% of the partnership interests of JWK and the balance of JWK’s partnership interests is owned by individuals, none of whom owns more than 5% of JWK. Mr. Korth, Ms MacDonald-Korth, and Ms. Hipp may be deemed to have shared voting control and investment discretion over securities owned by JWK.

(2)
The ownership of the Company by its officers, directors, and persons holding more than 5% of the Company through JWK, the sole owner of the Company, as more particularly described in Footnote (1), is set forth in the following table:

Name of Beneficial Owner	Percentage Ownership
Other Beneficial Owners:
Pamela Hipp	7.0%
Executive Officers and Directors:
James W. Korth	60.2%
Holly MacDonald-Korth	23.8%
All directors and executive officers as a group (2 persons)	84.0%

TRANSACTIONS WITH RELATED PERSONS

Daniel Llorente is the Chief Lending Officer of KDM. On February 14, 2018, JK Irrevocable Trust, a trust held by Mr. Llorente’s wife, funded loan KDM2018-N002PP on a private placement basis for $341,250 payable at an annual rate on 6.0%. The proceeds of the loan were used to fund the loan made to the borrower at 6.5% on a 3 year 30 year amortization basis.

As of June 30, 2018, principal payments totaling $868 had been made, with a remaining principal balance of $340,382. KDM earned $6,825 in up-front points at the time of the loan issuance and will earn a 0.5% servicing fee from this loan ($502 year to date.) The related party will receive 6% interest on the loan as well as return of principal ($6,025 interest and $868 principal, year to date).

Indemnification Agreements

Our Operating Agreement provides that we will indemnify our Members and officers to the fullest extent permitted by Florida law.

ERISA CONSIDERATIONS

The Company may issue the Notes to qualified employee pension plans maintained by U.S. corporations and/or unions (all such entities are herein referred to as “Benefit Plan Purchasers”). The Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and the Internal Revenue Code of 1986, as amended (“Code”) impose certain duties, obligations  and responsibilities on persons who serve as fiduciaries with respect to employee benefit plans or accounts (“Fiduciary”), and prohibit acts of fiduciary self-dealing, and certain transactions between a “plan” and “parties-in-interest” or “disqualified persons” (as such terms are defined in ERISA and the Code).  Fiduciaries should consider the purchase of the Notes in the context of the Benefit Plan Purchaser’s overall investment portfolio and whether (i) the purchase is prudent for the Benefit Plan Purchaser, (ii) the fees to the Issuer or Placement Agent have been adequately disclosed, are reasonable, and further the interests of the Benefit Plan Purchaser, (iii) the Benefit Plan Purchaser’s current and anticipated liquidity needs will be met, (iv) the purchase of the Notes will permit the Benefit Plan Purchaser’s overall portfolio to remain adequately diversified, and (v) the purchase of the Notes are permitted under the laws, rules and documents governing the Benefit Plan Purchaser.

Each Benefit Plan Purchaser acknowledges by its purchase of the Notes that it has not received any investment advice from the Issuer or Placement Agent or Underwriter with respect to its proposed purchase of the Notes, and that its Fiduciary who is making the decision to purchase the Notes has independently made the decision to purchase the Notes and that the purchase and holding of the Notes will not result in a prohibited transaction under ERISA.  Benefit Plan Purchasers and their Fiduciaries should consult their own investment advisors and their own legal counsel regarding the purchase of the Notes and its consequences under applicable law, including ERISA, the Code and any similar laws.

LEGAL MATTERS

Legal matters relating to the validity of the Notes will be passed upon by Jonathan Shepard Law PLLC.

KORTH DIRECT MORTGAGE LLC

REPORT ON FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2017

AND FOR THE PERIOD FROM

OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2016

9605 S. Kingston Ct. Suite 200
Englewood, CO 80112
303-721-6131
www.richeymay.com
Assurance | Tax | Advisory

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Korth Direct Mortgage LLC

Opinion on the Financial Statements

We have audited the accompanying financial statements of Korth Direct Mortgage LLC, (the “Company”), which comprise the statements of financial condition as of December 31, 2017 and 2016, and the related statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2017 and for the period from October 1, 2016 (commencement of operations) through December 31, 2016, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of Korth Direct Mortgage LLC as of December 31, 2017 and 2016, and the results of its operations, changes in its members’ equity and its cash flows for the year ended December 31, 2017 and for the period from October 1, 2016 (commencement of operations) through December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audit.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conduct our audit in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audit provides a reasonable basis for our opinion.

/s/ Richey May & Co., LLP

We have served as the Company’s auditor since 2016.

Englewood, Colorado
March 9, 2018

KORTH DIRECT MORTGAGE LLC

FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2017
AND FOR THE PERIOD FROM
OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016

KORTH DIRECT MORTGAGE LLC
 STATEMENTS OF FINANCIAL CONDITION

	December 31, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$19,844	$7,290
Restricted Cash	55,487	-
Mortgages Owned, at Fair Value	1,999,132	-
Prepaid Expenses	11,332	-
TOTAL ASSETS	$2,085,795	$7,290

LIABILITIES AND MEMBERS’ DEFICIT

LIABILITIES
Due to Parent	$334,324	$73,061
Taxes Payable	-	8,213
Escrow Payable	46,579	-
Due to Investors	8,908	-
Accrued Expenses	15,000	-
Mortgage Secured Notes Payable, at Fair Value	1,999,132	-
Total Liabilities	2,403,943	81,274
MEMBERS’ DEFICIT
Accumulated Deficit	(321,670)	(77,506)
Capital	3,522	3,522
Total Members’ Deficit	(318,148)	(73,984)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$2,085,795	$7,290

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
 STATEMENTS OF OPERATIONS

	Year Ended December 31, 2017	For the period from October 1, 2016 (commencement of operations) through December 31, 2016
REVENUES
Origination Revenue	$40,180	$-
Servicing Revenue	4,352	-
Processing Revenue	1,500	-
Total Revenues	46,032	-

COST OF REVENUES
Bank Fees	275	15
Appraisal Costs	950	-
Marketing	6,720	1,557
License and Registration	11,398	717
Underwriter Expense	19,990
Ratings	10,000	-
Technology Fees	6,967	-
Total Cost of Revenues	56,300	2,289

GROSS PROFIT (LOSS)	(10,268)	(2,289)

OPERATING EXPENSES
Office Supplies	1,551	713
Salaries	129,061	21,092
Payroll Taxes	9,411	8,213
Professional & Legal	91,480	45,199
SEC Filings Expense	258	-
Travel & Entertainment	2,135	-
Total Expenses	233,896	75,217

Net Loss From Operations	(244,164)	(77,506)

NET LOSS	$(244,164)	$(77,506)

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
 STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	For the ended December 31, 2017	For the period from October 1, 2016 (commencement of operations) through December 31, 2016

Members’ Equity – Beginning of Period	$(73,984)	$-
Member Contributions	-	3,522
Net Loss	(244,164)	(77,506)

MEMBERS’ DEFICIT – End of Period	$(318,148)	$(73,984)

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2017	For the period from October 1, 2016 (commencement of operations) through December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(244,164)	$(77,506)
Adjustments to Reconcile Net Loss to
Net Cash Provided by Operating Activities:
Changes in Operating Assets and Liabilities:
Restricted Cash	(55,487)	-
New Mortgage Lending	(1,999,132)	-
Prepaid Expenses	(11,332)	-
Due to Parent	261,263	73,061
Taxes Payable	(8,213)	8,213
Escrow Payable	46,579	-
Due to Investors	8,908	-
Accrued Expenses	15,000	-
Mortgage Secured Notes Issued	1,999,132	-
Total Adjustments	256,718	81,274

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,554	3,768

NET CASH USED IN INVESTING ACTIVITIES		-

CASH FLOW FROM FINANCING ACTIVITIES
Member Contributions	-	3,522

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	3,522

NET DECREASE IN CASH AND CASH EQUIVALENTS	12,554	7,290

CASH AND CASH EQUIVALENTS – Beginning of Period	7,290	-

CASH AND CASH EQUIVALENTS – End of Period	$19,844	$7,290

See accompanying notes to the financial statements

KORTH DIRECT MORTGAGE LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	NATURE OF BUSINESS

Korth Direct Mortgage, LLC (“the Company”) is a limited liability company formed in the State of Florida. The Company is a wholly owned subsidiary of J. W. Korth & Company, L.P. an SEC and FINRA registered broker dealer. The Company was created to sell Notes payable by and secured by mortgage CM Loans. The Company may not incur any debt other than support provided by its owner J. W. Korth & Company.

The Company and J. W. Korth & Company executed a support agreement that provides financial, managerial, and office support to the Company until it is fully operational and a going concern. Pursuant to this agreement, for any moneys owed by the Company to J. W Korth, J. W. Korth may not seek reimbursement from the Company until the Company shall maintain a liquid net worth of at least $1,000,000 for a minimum period of 90 days.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The accompanying financial statements are solely for the Company. The financial statements of the parent company, J. W. Korth & Company, have these accounts consolidated within them.

BASIS OF ACCOUNTING
The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

MORTGAGE VALUATION
Mortgages that are current are carried at the principal value owed by borrower, as of the date of the financial statements, according to the amortization schedule for the loan. All mortgages owned as of the date of these financial statements are current.

MORTGAGE SECURED NOTES
The Company funds the mortgage loans that it makes by issuing Mortgage Secured notes “MSNs”, which are secured by those same mortgages. As of the date of these financial statements, the Company has funded CM Loans totaling $2,009,000, and it issued MSNs secured by those loans, also in the amount of $2,009,000. The first MSN that was issued was via a private placement to Company affiliates. That note was redeemed on December 29, 2017 when a new publicly traded note was issued pursuant to a registration statement with the SEC.

REVENUE RECOGNITION

The Company has three primary sources of revenue: origination fees, servicing fees, and processing fees.

Origination Fees
Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat, per-loan fee amounts and, are recognized as revenue at the time the loans are funded.

KORTH DIRECT MORTGAGE LLC
 NOTES TO FINANCIAL STATEMENTS

Servicing Fees

Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a contractual percentage of the outstanding unpaid principal balance and are recognized into revenue as the related mortgage payments are received. Loan servicing expenses are charged to operations as incurred.

Processing Fees

Processing fees are collected from the borrower at the time the commitment letter is signed and cover a variety of expenses during the underwriting process. If the Company cancels the transaction, then unused fees are refunded. If the transaction is unable to proceed for any reason not the fault of the Company, then the Company keeps the full processing fee. Revenues from processing fees are recognized at closing or at the time a transaction is canceled.

ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DUE TO PARENT AND PAYABLES

Items due to parent are operating expenses due to the parent company, J. W. Korth & Company, L.P. pursuant to the support agreement. The date such payments are due has not yet been determined since revenue generating operations are minimal at the current time. A repayment plan for operating expenses will be created once the Company is an independently going concern.

INCOME TAXES

The Company is a limited liability company which is treated as a partnership for federal and state income tax. Accordingly, no provision for federal income taxes is required since the members report their proportionate share of company taxable income or loss on their respective income tax returns. Such income or losses are proportionately allocated to the members based upon their ownership interests.

In accordance with FASB ASC 740, management has evaluated uncertain tax positions taken or expected to be taken in the Company’s tax returns. In order for a benefit to be recognized, a tax position must be more-likely-than-not to be sustained when challenged or examined by the applicable taxing authority. For the period ended December 31, 2017, the Company has no material uncertain tax positions to be accounted for in the financial statements.

NOTE 3 -	RESTRICTED CASH

The Company maintains two segregated accounts in trust for borrowers and investors. The value of these accounts is carried under the asset “Restricted Cash.”

The “In Trust for 1” account holds the monthly tax and insurance payments collected from borrowers and distributes payments to annually on behalf of borrowers to the appropriate tax authority and insurance companies. This account corresponds to the Escrow Payable liability. As of December 31, 2017, this account had a balance of $46,579.

KORTH DIRECT MORTGAGE LLC
 NOTES TO FINANCIAL STATEMENTS

The “In Trust for 2” account receives payments from borrowers and distributes payments to investors, and pays the servicing fee to the Company. This account corresponds to the Due to Investors liability. As of December 31, 2017, this account had a balance of $8,908.

NOTE 4 -	COMMITMENTS

The Company relies entirely on its parent, J. W. Korth & Company, L.P. to provide office space, internet connectivity, phone service, and incidentals for the foreseeable future.

NOTE 5 -	INDEMNIFICATIONS

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the financial statements for these indemnifications.

NOTE 6 -	CUSTOMERS

As of December 31, 2017, the Company has two customers. These two customers provided 100% of the Company’s revenue during the year and period ended December 31, 2017 and 2016; however, this is due to the business being in its infancy. The Company does not expect to rely on these two customers for all of its revenue going forward. Currently, our customers are geographically concentrated in the state of Florida.

NOTE 7 –	RELATED PARTY TRANSACTIONS

The Company is currently supported by its parent company, J. W. Korth & Company, L.P. This support is expected to be repaid once the Company is cash flow positive. The Company records this value as a liability on its balance sheet. The Company owed J. W. Korth & Company $314,334 and $73,061 as of December 31, 2017 and 2016, respectively. Pursuant to the Support Agreement between the Company and J. W. Korth & Company, J. W. Korth & Company may not seek reimbursement from the Company until the Company shall maintain a liquid net worth of at least $1,000,000 for a minimum of 90 days.

The Company paid underwriting fees of $19,990 to J. W. Korth & Company.

NOTE 8 –	FAIR VALUE

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial assets and liabilities at fair value. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

Level I—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II—Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level III—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

KORTH DIRECT MORTGAGE LLC
 NOTES TO FINANCIAL STATEMENTS

Valuation Process

Cash and cash equivalents:
The carrying amounts of cash and short-term instruments approximate fair values and are classified as either Level 1 or Level 2.

Mortgages Owned and Mortgage Secured Notes Payable:
Both of the loans on the balance as of December 31, 2017, were either sold or securitized in December 2017. Due to the recency of issue and the securitization and sale of these loans, both priced at par, the Company has determined that the fair values were determined by the market at the time of sale and should be classified as Level II of the fair value hierarchy. The carrying amounts for these items approximate the fair value. For amortizing loans, the Company discounts those to remaining principal value.

Due to the fact that the Company issues notes secured directly by underlying loans, our assets and liabilities in this category have identical values and assets have offsetting balances.

Fair Value on a Recurring Basis

The Company determines the fair value of our financial assets and liabilities measured at fair value on an annual basis.

Fair Value Disclosure

On December 31, 2016 the Company had no financial assets. Accordingly, the Company only displays our disclosure as of December 31, 2017.

	December 31, 2017
	Total	Level I	Level II	Level III
Financial Assets
Mortgages Owned	$1,999,132	$-	$1,999,132	$-
Financial Liabilities				-
Mortgage Secured Notes Payable	$1,999,132	$-	$1,999,132	$-

NOTE 9 –	SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2017 through the date of these financial statements, which is the date that the financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure.

KORTH DIRECT MORTGAGE, LLC

UNAUDITED INTERIM FINANCIAL STATEMENTS

FOR THE PERIOD FROM

JANUARY 1, 2018

THROUGH MARCH 31, 2018

KORTH DIRECT MORTGAGE LLC
UNAUDITED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2018 (Unaudited)	December 31, 2017

ASSETS
Cash and Cash Equivalents	$30,741	$19,844
Restricted Cash	99,774	55,487
Mortgages Owned, at fair value	4,317,904	1,999,132
Prepaid Expenses	10,584	11,332
TOTAL ASSETS	$4,459,003	$2,085,795

LIABILITIES AND MEMBERS’ DEFICIT

LIABILITIES
Due to Parent	$382,627	$334,324
Escrow Payable	74,697	46,579
Due to Investors	25,076	8,908
Accrued Expenses	15,000	15,000
Mortgage Secured Notes Payable	4,187,861	1,999,132
Total Liabilities	4,685,261	2,403,943

MEMBERS’ DEFICIT
Accumulated Deficit	(229,780)	(321,670)
Capital	3,522	3,522
Total Members’ Deficit	(226,258)	(318,148)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$4,459,003	$2,085,795

See accompanying notes to the unaudited financial statements.

KORTH DIRECT MORTGAGE LLC
UNAUDITED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1 THROUGH MARCH 31

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
REVENUES
Origination Revenue	$26,825	$-
Servicing Revenue	6,025	-
Processing Revenue	-	1,500
Total Revenues	32,850	1,500

COST OF REVENUES
Bank Fees	545	165
Appraisal Costs	(7,000)	950
Marketing	3,539	401
License and Registration	5,002	2,320
Ratings	-	-
Technology Fees	157	-
Total Cost of Revenues	2,243	3,836
GROSS PROFIT (LOSS)	30,607	(2,336)

OPERATING EXPENSES
Office Supplies	1,171	187
Salaries	28,382	23,129
Payroll Taxes	4,203	6,367
Professional & Legal	34,050	5,150
SEC Filing Expense	748	-
Travel & Entertainment	204	439
Total Expenses	68,758	35,272

Other Income
Unrealized gain on Mortgages	130,043	-
Net Income (Loss) From Operations	91,892	(37,608)
NET INCOME (LOSS)	$91,892	$(37,608)

See accompanying notes to the unaudited financial statements.

KORTH DIRECT MORTGAGE LLC
UNAUDITED STATEMENTS OF CASH FLOWS

	For the Three Months Ended	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)	$91,892	$(37,609)
Adjustments to Reconcile Net Income/(Loss) to
Net Cash Provided by/ (Used in) Operating Activities:
Changes in Operating Assets and Liabilities:
Mortgages owned, at fair value	(2,318,772)	-
Restricted Cash	(44,287)	-
Mortgage Secured Notes Issued	2,188,729	-
Prepaid Expenses	748	-
Due to Parent	48,301	40,622
Taxes Payable	-	(8,213)
Escrow Payable	28,118	-
Due to Investors	16,168	-
Accrued Expenses	-	-
Total Adjustments	(80,995)	32,409

NET CASH PROVIDED BY/ (USED IN) OPERATING ACTIVITIES	10,898	(5,200)

NET CASH USED IN INVESTING ACTIVITIES	-	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	-

NET INCREASE/ (DECREASE) IN CASH AND CASH EQUIVALENTS	10,898	(5,200)

CASH AND CASH EQUIVALENTS – Beginning of Period	19,844	7,290

CASH AND CASH EQUIVALENTS – End of Period	$30,741	$2,090

See accompanying notes to the unaudited financial statements.

KORTH DIRECT MORTGAGE LLC
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 -	NATURE OF BUSINESS

Korth Direct Mortgage LLC (“the Company”) is a limited liability company formed in the State of Florida. The Company is a wholly owned subsidiary of J. W. Korth & Company, L.P. an SEC and FINRA registered broker dealer. The Company was created to sell Notes secured by mortgage loans. The Company may not incur any debt other than support provided by its owner J. W. Korth & Company.

The Company and J. W. Korth & Company executed a support agreement that provides financial, managerial, and office support to the Company until it is fully operational and a going concern. Pursuant to this agreement, for any moneys owed by the Company to J. W Korth, J. W. Korth may not seek reimbursement from the Company until the Company shall maintain a liquid net worth of at least $1,000,000 for a minimum period of 90 days.

Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with US generally accepted accounting principles (“GAAP”) have been condensed or omitted. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The accompanying financial statements are solely for the Company. The financial statements of the parent company, J. W. Korth & Company, have these accounts consolidated within them.

BASIS OF ACCOUNTING
The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

MORTGAGE VALUATION
Mortgages that are current are carried at the principal value owed by borrower, as of the date of the financial statements, according to the amortization schedule for the loan. All mortgages owned as of the date of these financial statements are current. The net present value of the servicing revenue is included in the fair value of the mortgages owned, and is recognized on the Statement of Operations as an unrealized gain.

MORTGAGE SECURED NOTES
The Company funds the mortgage loans that it makes by issuing Mortgage Secured notes “MSNs,” which are secured by those same mortgages. As of the date of these financial statements, the Company has funded CM Loans totaling $4,200,250, and it issued MSNs secured by those loans, also in the amount of $4,200,250. Two deals, totaling $2,800,000 have been funded with privately placed MSNs, while pending SEC effective dates. A third loan for $341,250 was funded with a privately placed MSN sold to an affiliate, and has not been included in any registration statement to date.

REVENUE RECOGNITION
The Company has three primary sources of revenue: origination fees, servicing fees, and processing fees.

Origination Fees
Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat, per-loan fee amounts and, are recognized as revenue at the time the loans are funded.

Servicing Fees
Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are a percentage of the outstanding unpaid principal balance and represent the difference between the CM Loan interest received and the MSN interest payable. Servicing Fees are recognized into revenue as the related mortgage payments are received, similarly, loan servicing expenses are charged to operations as incurred.

Processing Fees
Processing fees are collected from the borrower at the time the commitment letter is signed and cover a variety of expenses during the underwriting process. If the Company cancels the transaction, then unused fees are refunded. If the transaction is unable to proceed for any reason not the fault of the Company, then the Company keeps the full processing fee. Revenues from processing fees are recognized at closing or at the time a transaction is canceled.

UNREALIZED GAIN ON MORTGAGES OWNED
The net present value of the servicing income is recognized at the time the mortgage is initiated. This value uses several inputs that are highly subjective including: discount rate, prepayment rate, the current interest rate environment, and default rate assumptions. Since the Company has limited operating history and a small amount of loans outstanding, we have a limited basis to predict prepayment rates and default rates.

ESTIMATES
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DUE TO PARENT AND PAYABLES
Items due to parent are operating expenses due to the parent company, J. W. Korth & Company, L.P. pursuant to the support agreement. The date such payments are due has not yet been determined since revenue generating operations are minimal at the current time. A repayment plan for operating expenses will be created once the Company is an independently going concern.

INCOME TAXES
The Company is a limited liability company which is treated as a partnership for federal and state income tax. Accordingly, no provision for federal income taxes is required since the members report their proportionate share of company taxable income or loss on their respective income tax returns. Such income or losses are proportionately allocated to the members based upon their ownership interests.

In accordance with FASB ASC 740, management has evaluated uncertain tax positions taken or expected to be taken in the Company’s tax returns. In order for a benefit to be recognized, a tax position must be more-likely-than-not to be sustained when challenged or examined by the applicable taxing authority. For the three months ended March 31, 2018, the Company has no material uncertain tax positions to be accounted for in the financial statements.

NOTE 3 -	RESTRICTED CASH

The Company maintains two segregated accounts in trust for borrowers and investors. The value of these accounts is carried under the asset “Restricted Cash.”

The “In Trust for 1” account holds the monthly tax and insurance payments collected from borrowers and distributes payments annually, on behalf of borrowers, to the appropriate tax authority and insurance companies. This account corresponds to the Escrow Payable liability. As of March 31, 2018, this account has a liability of $74,697.

The “In Trust for 2” account receives payments from borrowers and distributes payments to investors, and pays the servicing fee to the Company. This account  corresponds to the Due to Investors liability. As of March 31, 2018, this account has a balance of $25,076.

NOTE 4 -	COMMITMENTS

The Company relies entirely on its parent, J. W. Korth & Company, L.P. to provide office space, internet connectivity, phone service, and incidentals for the foreseeable future.

NOTE 5 -	INDEMNIFICATIONS
The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the financial statements for these indemnifications.

NOTE 6 -	CUSTOMERS

As of March 31, 2018, the Company has four customers. The Company defines customers as borrowers that have an active loan with the Company, or are in the midst of the underwriting process and have a commitment fee on deposit with the Company. Currently, 100% of our loans are geographically concentrated in the state of Florida.

NOTE 7 –	RELATED PARTY TRANSACTIONS

The Company is currently supported by its parent company, J. W. Korth & Company, L.P. This support is expected to be repaid once the Company is cash flow positive. The Company records this value as a liability on its balance sheet. The Company owed J. W. Korth & Company $382,627 and $334,324 as of March 31, 2018 and December 31, 2017, respectively. Pursuant to the Support Agreement between the Company and J. W. Korth & Company, J. W. Korth & Company may not seek reimbursement from the Company until the Company shall maintain a liquid net worth of at least $1,000,000 for a minimum of 90 days.

NOTE 8 –	FAIR VALUE

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial assets and liabilities at fair value. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

Level I—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II—Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level III—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation Process

Cash and cash equivalents:
The carrying amounts of cash and short-term instruments approximate fair values and are classified as either Level 1 or Level 2.

Mortgages Owned and Mortgage Secured Notes Payable:
All of the loans on the balance sheet as of March 31, 2018 were completed within the last 4 months. Due to the recency of issue and the securitization and sale of these loans, all priced at par, the Company has determined that the fair values were determined by the market at the time of sale and should be classified as Level II of the fair value hierarchy. The carrying amounts for these items approximate the fair value. For amortizing loans, the Company discounts those to remaining principal value.

Due to the fact that the Company issues notes secured directly by underlying loans, our assets and liabilities in this category have identical values and assets have offsetting balances.

Mortgage Servicing
The net present value of the servicing income is recognized at the time the mortgage is initiated as an unrealized gain, beginning in 2018. This value uses several inputs that are highly subjective including: discount rate, prepayment rate, the current interest rate environment, and default rate assumptions. Since the Company has limited operating history and a small amount of loans outstanding, we have a limited basis to predict prepayment rates and default rates.

Fair Value Disclosure

The following tables display the Company’s assets and liabilities measured at fair value on a recurring basis:

	December 31, 2017
	Total	Level I	Level II	Level III
Financial Assets
Mortgages Owned	$1,999,132	$-	$1,999,132	$-
Financial Liabilities
Mortgage Secured Notes Payable	$1,999,132	$-	$1,999,132	$-

	March 31, 2018
Financial Assets
Mortgages Owned	$4,187,861	$-	$4,187,861	$-
Mortgage Servicing	$130,043	$-	$-	$130,043
Total Financial Assets	$4,317,904	$-	$4,187,861	$130,043

Fair Value Measurements

The following table presents a reconciliation of changes in Level 3 assets and liabilities reported in the Statements of Financial Condition for the quarter ended March 31, 2018:

Changes in assets:
Quarter ended March 31, 2018	Mortgage Servicing Value
Beginning balance at January 1, 2018	$0
Purchases	-
Sales	-
Issues	-
Settlements	-
Net realized gain/loss	-
Unrealized gain on Mortgages	130,043
Transfers into Level 3	-
Transfers out of Level 3	-
Ending balance at March 31, 2018	$130,043

The Company’s policy for recording transfers between levels of the fair value hierarchy is to recognize as of the financial statement date.  For the quarter ended March 31, 2018, there were no transfers between levels.

The Company has established valuation processes and policies for its Level 3 investments to ensure that the methods used are fair and consistent in accordance with ASC 820.  The Company’s valuation committee performs reviews of the Level 3 investments’ valuations, which include reviewing any significant price changes reported from the prior period.  When a Level 3 investment has a significant price change, the valuation committee reviews relevant market data to substantiate the price change.

The following table presents quantitative information regarding the significant unobservable inputs the Fund uses to determine the fair value of Level 3 investments held as of March 31, 2018:

Investment type	Fair Value	Valuation technique	Unobservable input	Value
			Prepayment Discount	-
Mortgage servicing	$130,043	Net Present Value	Discount rate	6.50%
			Default rate	-

PROSPECTUS OUTSIDE BACK COVER

$1,850,000
KORTH DIRECT MORTGAGE, LLC

5.50%
KDM 2018-N001
Mortgage Secured NotesSM

Dependent Upon and Secured by

KDM 2018-L001

Dealer Prospectus Delivery Obligation
Until ___________, 2018, 90 DAYS AFTER EFFECTIVE DATE all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by J. W. Korth & Company under the Support Agreement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$125
Accountants’ fees and expenses	$1,000
Legal fees and expenses	$2,500
Ratings expenses	$10,000
Miscellaneous	$5,000
Total Expenses	$18,625

Indemnification of Members and Officers

Our Operating Agreement provides that the liability of the Members and officers of KDM for monetary damages shall be eliminated to the fullest extent under applicable law.

Recent Sales of Unregistered Securities

The Company sold $950,000 of notes to accredited investors on December 21, 2017, $340,000 notes to an affiliate on February 14, 2018, as well as $1,850,000 notes, to be redeemed with the proceeds of this offering, under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on July 12, 2018.

Signature	Title

/s/ James W. Korth	Chief Executive Officer	7/12/2018
(Principal Executive Officer)

/s/ Holly MacDonald-Korth	Chief Financial Officer
Holly MacDonald-Korth	(Principal Financial & Accounting Officer)	7/12/2018

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement[1]

3.	Articles of Organization
3.1	Members Operating Agreement of Korth Direct Mortgage, LLC, a Florida Limited Liability Company[1]
3.2	Articles of Organization for HCMK Consulting LLC filed on July 24, 2009[2]
3.3	Articles of Amendment to Articles of Organization Changing Name from HCMK Consulting LLC to J W Korth & Company LLC filed on November 18, 2010[2]
3.4	Articles of Amendment to Articles of Organization Changing Name from J W Korth & Company LLC to Korth Direct Mortgage, LLC, filed August 24, 2016[2]

4.1	Trust Indenture and Security Agreement between Korth Direct Mortgage, LLC, and Delaware Trust Company[3]

5.	Opinion as to Legality[4]

10.0 10.1 10.2 10.3	Support Agreement[1] Mortgage Note[4] Promissory Note[4] Note[4]

23.	Consent of Experts and Counsel
23.1	Consent of Auditor[4]
23.2	Consent of Jonathan Shepard Law PLLC (included in Exhibit 5.)
23.3	Consent of Appraiser[4]
23.4	Consent of Nationally Recognized Statistical Ratings Organization[4]
23.5	Consent of Appraisal Reviewer[4]
25.	Statement of Eligibility of Trustee[1]

* Filed herewith.

1 Filed with S-1/A File No.333-219895 dated October 10, 2017.
2 Filed with S-1/A File No.333-219895 dated August 11, 2017.
3 Filed with S-1/A File No.333-219895 dated November 20, 2017.

4 Previously Filed.